Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

among

DOMTAR AI INC.,

DOMTAR LUXEMBOURG INVESTMENTS SÀRL,

DOMTAR CORPORATION,

and

JOURNEY PERSONAL CARE CORP.

In the presence of Zither L Investments Sàrl

Dated as of January 7, 2021

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Exhibits:

Exhibit A:	Applicable Accounting Principles
Exhibit B:	Form of Air-laid Supply Agreement
Exhibit C:	Form of Pulp Supply Agreement
Exhibit D:	Form of Transition Services Agreement
Exhibit E:	Non-U.S. Target Companies and Regarded Non-U.S. Subsidiaries
Exhibit F:	Form of Closing Retention Payments Schedule

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of January 7, 2021 (this “Agreement”), is made by and among Journey Personal Care Corp., a Delaware corporation (“Buyer”), Domtar AI Inc., a Delaware corporation (“Domtar AI”), Domtar Luxembourg Investments Sàrl, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, having its registered address at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B173690 (“Domtar Luxembourg”), and Domtar Corporation, a Delaware corporation (“Domtar”, and, together with Domtar AI and Domtar Luxembourg, the “Sellers”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

R E C I T A L S:

WHEREAS, (a) Domtar AI owns all of the issued and outstanding Equity Interests (the “US Holdco Securities”) of PCG Holdings LLC, a Delaware limited liability company (“US Holdco”), and (b) Domtar Luxembourg owns all of the issued and outstanding Equity Interests of Zither L Investments Sàrl (the “Zither Shares” and, together with the US Holdco Securities, the “Securities”), a private limited liability company (société à reponsabilité limitée) organized under the laws of Luxembourg, having its registered address at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B167314 (“Zither” and, together with US Holdco, the “Transferred Companies”);

WHEREAS, the Transferred Companies and their respective Subsidiaries collectively own and operate the Business;

WHEREAS, the Sellers wish to sell the Securities to Buyer, and Buyer wishes to purchase the Securities from the Sellers, on the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, the Equity Sponsor has agreed, pursuant to the guaranty, dated as of the date hereof (the “Guaranty”), to guaranty certain obligations of Buyer hereunder upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

SALE AND PURCHASE OF SECURITIES

Section 1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell the Securities to Buyer, and Buyer shall purchase the Securities from the Sellers, free and clear of all Liens.

Section 1.2 Closing. The closing of the sale and purchase of the Securities (the “Closing”) shall take place either (i) remotely via telephone, video conference or other means of electronic transmission or (ii) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, in either case at 9:00 a.m., Eastern time. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. For purposes of this Agreement, the Closing shall be deemed to have occurred at the Measurement Time. The Closing Date shall be the date, following the date on which all of the conditions set forth in Article 6 (other than those conditions which by their terms or nature are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to the satisfaction or written waiver (by the party entitled to the benefit thereof) of such conditions at such time)) are satisfied or waived in writing by the party entitled to the benefit thereof (the “Conditions Satisfaction Date”), that is either (x) the first Business Day of the calendar month immediately following the Conditions Satisfaction Date, or (y) an earlier Business Day in the calendar month in which the Condition Satisfaction Date occurs (and following such occurrence), as determined by the Sellers in their sole discretion; provided that in either case Buyer has been provided with not less than three (3) Business Days’ written notice (email to be sufficient). Notwithstanding the foregoing, the Closing Date shall not occur before the sixtieth (60th) day following the date hereof (unless otherwise agreed to in writing by the parties). At the Closing:

(a) the Sellers shall deliver, or cause to be delivered, to Buyer:

(i) an assignment or such other documentation, in each case, in Approved Form, as is reasonably required to transfer the Securities to Buyer;

(ii) evidence of the termination of each Affiliate Arrangement (other than the Affiliate Arrangements set forth on Schedule 4.7(b)), as contemplated by Section 4.7(b), in each case, duly executed by each of the parties thereto;

(iii) the officer’s certificate required to be delivered pursuant to Section 6.2(c);

(iv) duly executed counterparts of the Ancillary Agreements; and

(v) a validly executed and properly completed IRS Form W-9 of Domtar AI required to be delivered pursuant to Section 6.2(d).

(b) Buyer shall pay, or cause to be paid, to the Sellers, or the Sellers’ designee(s) on behalf of the Sellers, by wire transfer of immediately available funds to such account(s) designated by the Sellers at least three (3) Business Days prior to the Closing Date (the “Seller Designated Account(s)”), an amount in cash equal to the Estimated Closing Purchase Price.

(c) Buyer shall repay, or cause to be repaid, on behalf of the applicable Subject Companies, each item of Closing Date Payoff Indebtedness by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter applicable thereto by the holders of such Indebtedness (it being agreed that, without limiting Section 1.3(a) and any adjustment to the Closing Purchase Price in respect of Indebtedness contemplated hereunder, all Indebtedness not required to be repaid pursuant to this Section 1.2(c) shall remain a legal obligation of the applicable Subject Companies after the Closing) and the Sellers shall deliver to Buyer customary letters in Approved Form confirming or otherwise evidencing release of guarantees by the applicable Subject Companies under the Bank Credit Facilities.

(d) Buyer shall pay, or cause to be paid, on behalf of the Sellers and the Transferred Companies (as applicable), the unpaid Closing Transaction Expenses (based on the estimate provided by the Sellers pursuant to Section 1.3(a)(iv)) by wire transfer of immediately available funds as directed by the Sellers at least three (3) Business Days prior to the Closing Date.

(e) Buyer shall deliver to Seller:

(i) the officer’s certificate required to be delivered pursuant to Section 6.3(c); and

(ii) duly executed counterparts of the Ancillary Agreements.

Section 1.3 Purchase Price Adjustment.

(a) Pre-Closing Adjustment. At least three (3) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Buyer a statement certified by a duly authorized officer of Domtar (the “Estimated Closing Statement”), setting forth, with reasonable supporting detail with respect to the calculation of such amounts, the Sellers’:

(i) good faith estimate of Closing Working Capital (“Estimated Closing Working Capital”);

(ii) good faith estimate of Closing Indebtedness (the “Estimated Closing Indebtedness”);

(iii) good faith estimate of Closing Cash (the “Estimated Closing Cash”);

(iv) good faith estimate of Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and written invoices and wire instructions from each payee of such Estimated Closing Transaction Expenses;

(v) good faith estimate of Closing Retention Payments (“Estimated Closing Retention Payments”) and an estimated Closing Retention Payments Schedule substantially in the form attached as Exhibit F hereto; and

(vi) calculation of the Estimated Closing Purchase Price (based on the foregoing estimates).

The Estimated Closing Statement shall, to the extent applicable, be prepared in accordance with the terms of this Agreement and the accounting principles, practices, methodologies set forth in Exhibit A (the “Applicable Accounting Principles”). Prior to the Closing, the Sellers shall review any comments proposed by Buyer and its Representatives that are submitted by Buyer on or before the Business Day immediately preceding the Closing Date with respect to the Estimated Closing Statement and consider in good faith any appropriate changes thereto.

(b) Closing Statement. As soon as practicable, but no later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Sellers a statement certified by an executive officer of Buyer (the “Closing Statement”) setting forth, with reasonable supporting detail with respect to the calculation of such amounts:

(i) Closing Working Capital;

(ii) Closing Indebtedness;

(iii) Closing Cash;

(iv) Closing Transaction Expenses;

(v) Closing Retention Payments; and

(vi) the Closing Purchase Price.

The Closing Statement shall be prepared in accordance with the terms of this Agreement and the Applicable Accounting Principles.

(c) Dispute Notice. In connection with the review of the Closing Statement in accordance with this Section 1.3, the Sellers shall have reasonable access upon reasonable advance notice, during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of Buyer, the Transferred Companies and their respective Subsidiaries to all books, records, work papers (subject to execution of customary access letters, including those of Buyer’s and the Transferred Companies’ accountants and auditors) and personnel relating to the Closing Statement and all other items reasonably requested by the Sellers related thereto. The Closing Statement and calculations of Closing Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses, Closing Retention Payments and the Closing Purchase Price shall become final, binding and conclusive upon the Sellers and Buyer on the sixty-first (61st) day following the Sellers’ receipt of the Closing Statement, unless prior to such sixty-first (61st) day the Sellers deliver to Buyer a written notice (a “Dispute Notice”) setting forth with specificity each line item or amount set forth in the Closing Statement (each, a “Disputed Item”) to which the Sellers object in good faith, including the basis of such objection and the Sellers’ proposed calculation of the amount in dispute for each Disputed Item. If the Sellers deliver a Dispute Notice before such sixty-first (61st) day, any line item or amount not objected to in such Dispute Notice shall be deemed to have been accepted by the Sellers and shall be final, binding and conclusive upon the Sellers and Buyer upon delivery thereof.

(d) Resolution Period. If the Sellers deliver a Dispute Notice before the sixty-first (61st) day specified in Section 1.3(c), then the Sellers and Buyer shall seek in good faith to resolve the Disputed Items during the thirty (30)-day period beginning on the date Buyer receives such Dispute Notice (the “Resolution Period”). If the Sellers and Buyer reach agreement with respect to any Disputed Items, such agreed amounts shall become final, binding and conclusive upon the Sellers and Buyer.

(e) Independent Accountant. If Buyer and the Sellers are unable to resolve all Disputed Items during the Resolution Period, then Buyer and the Sellers shall jointly engage and submit solely the unresolved Disputed Items in each case, taking into account any updates by Buyer and the Sellers to their respective calculations of such line items or amounts following the resolution process described in Section 1.3(d), for resolution to Deloitte & Touche LLP or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Buyer and the Sellers (in either case, the “Independent Accountant”). The parties agree to instruct the Independent Accountant to render a determination of the applicable unresolved Disputed Items within forty-five (45) days after referral of the matter to such Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. Buyer and the Sellers shall make reasonably available to the Independent Accountant all relevant books and records, any work papers (including, subject to execution of customary access letter, those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Statement and the Dispute Notice, including the calculations of the Closing Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Retention Payments and the Closing Purchase Price, and any other items reasonably requested by the Independent Accountant; provided that (i) copies of all such materials are concurrently provided to the other party, (ii) the Sellers shall not be required to provide any Consolidated or Combined Returns or any portions of any tax work papers or supporting documentation to the extent related to such Consolidated or Combined Returns and (iii) the Sellers shall not be required to provide any other Tax Returns or any portions of any tax work papers or supporting documentation to the extent related to such other Tax Returns, in each case set forth in this clause (iii) that do not relate primarily to the Transferred Companies or their respective Subsidiaries. The fees and disbursements of the Independent Accountant shall be borne solely by the party whose position is ultimately not adopted by the Independent Accountant; provided that any engagement fees of the Independent Accountant shall be initially borne fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accountant shall be borne by the party incurring such costs and expenses. The Sellers and Buyer shall jointly instruct the Independent Accountant that the Independent Accountant shall act solely as an accounting expert and not as an arbitrator or legal expert. The Independent Accountant’s decision shall be based solely on written submissions by the Sellers and Buyer and their respective representatives and not by independent review and shall be final and binding on all of the parties. The Independent Accountant (A) shall be bound by the provisions of this Section 1.3, (B) shall adopt a position in respect of the unresolved Disputed Items submitted to the Independent Accountant by determining which of the positions of Buyer or the Sellers submitted to the Independent Accountants is, in the aggregate, more accurate pursuant to the terms of this Agreement and the Applicable Accounting Principles and, based on such determination, adopt either the aggregate amount claimed by Buyer or the aggregate amount claimed by the Seller with respect to such Disputed Items and (C) shall make its determination in accordance with the Applicable Accounting Principles and this Agreement and the Independent Accountant is not to make any other determination, including any determination as to whether the Target Closing Working Capital or any estimates on the Estimated Closing Statement are correct, adequate or sufficient.

(f) Final Adjustment. The Closing Statement shall be deemed updated (as so updated, the “Final Closing Statement”), once the Closing Purchase Price and components thereof are finally determined pursuant to clause (c), (d) or (e) of this Section 1.3, to reflect the finally determined Closing Purchase Price (the “Final Closing Purchase

Price”) and components thereof. Within five (5) Business Days after the Final Closing Statement is finally determined:

(i) if the Final Closing Purchase Price, as finally determined pursuant to this Section 1.3, is less than the Estimated Closing Purchase Price, then the Sellers shall pay to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer at least two (2) Business Days in advance of such payment an amount equal to the amount by which the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price.

(ii) If the Final Closing Purchase Price, as finally determined pursuant to this Section 1.3, is greater than the Estimated Closing Purchase Price, then Buyer shall pay by wire transfer of immediately available funds to the Seller Designated Account(s) (or such other accounts as the Sellers shall designate in writing to Buyer at least two (2) Business Days in advance of such payment) an aggregate amount equal to the amount by which the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price.

Any amount paid in respect of the Final Closing Purchase Price made pursuant to this Section 1.3(f) shall be treated as an adjustment to the Final Closing Purchase Price for Tax reporting purposes to the extent permitted by applicable Law.

Section 1.4 Withholding. Absent a change in applicable Law after the date hereof, neither Buyer nor any of its Affiliates shall deduct or withhold any Taxes from any amounts payable pursuant to this Agreement, provided that Domtar AI shall have furnished Buyer with a duly executed IRS Form W-9. If Buyer (or any of its Affiliates) deducts or withholds any Taxes from any payment to the Sellers hereunder other than as a result of a change in applicable Law after the date hereof or takes any action that results in an increase in withholding Taxes that would not be required absent such action (other than any action required by this Agreement), including a change of control, change in tax residence (including through redomiciliation, permanent establishment or branch), or assignment of this Agreement by law or otherwise, Buyer (and its Affiliates) shall increase the amounts payable pursuant to this Agreement as necessary so that after such deduction or withholding has been made, the Sellers (or their designee(s)) receive the amount they would have received had no such deduction or withholding been made. Notwithstanding anything herein to the contrary, if solely as a result of any change in applicable Law after the date hereof, such deduction or withholding of any Tax from any such payments is required, then Buyer shall be entitled to make such deduction or withholding, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and, to the extent such deducted or withheld amount is remitted to the relevant Governmental Authority in accordance with applicable Law, such amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made; provided that prior to withholding or deducting Taxes from any amounts payable to the Sellers hereunder (other than any withholding resulting from the failure to satisfy the contractual obligations set out in Section 6.2(d)), Buyer shall provide Domtar AI with at least five (5) Business Days’ prior written notice of Buyer’s intention to withhold and the legal basis of such withholding, and allow the Sellers a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such withholding Taxes and the parties agree to cooperate to minimize or eliminate such withholding Taxes including by applying for any exemption from, or reduction in, any withholding amounts described in this Section 1.4, and to cooperate to make any applicable claim for refunds pursuant to any applicable Tax Law or treaty. As soon as practicable after any deduction or withholding is made, Buyer shall deliver to Domtar AI the original or copy of the official receipt issued by the relevant Governmental Authority evidencing such payment, supporting calculations of such amounts and other evidence of such payment reasonably satisfactory to Domtar AI. This Section 1.4 shall not apply to Transfer Taxes, which are governed exclusively by Section 5.8.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules (which are arranged in accordance with the corresponding sections and subsections of this Agreement, subject to Section 8.8), the Sellers, severally and not jointly, represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

Section 2.1 Organization and Good Standing.

(a) Each Seller is duly organized, validly existing and (to the extent applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its material properties and to carry on its business as presently conducted.

(b) Each Transferred Company is duly organized, validly existing and (to the extent applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its material properties and to carry on its business as presently conducted. Each Transferred Company is duly qualified or licensed as a foreign corporation, limited liability company or other business form to do business and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or licensed and in good standing, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers have made available to Buyer correct and complete copies of the Organizational Documents of each Subject Company.

Section 2.2 Authorization.

(a) Each Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which such Seller will be a party, the performance of such Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. Each Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each Ancillary Agreement to which it will be a party. Assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement to which such Seller will be a party, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Assuming the truth and accuracy of Buyer’s representations and warranties contained in Section 3.2, each Seller’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it will be a party require no action by or in respect of, or filing with or provision of notice to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and the other Competition Laws of the jurisdictions set forth in Schedule 6.1(a), (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement, (iii) the filing with the RCS with respect to the transfer of the Zither Shares in connection with the transactions contemplated by this Agreement (Buyer being responsible for making such filing) and (iv) any actions or filings under Laws (other than Competition Laws of the jurisdictions set forth in Schedule 6.1(a)) the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Subject Companies, taken as a whole.

Section 2.3 Non-Contravention. Each Seller’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it will be a party does not (a) conflict with or breach any provision of the Organizational Documents of such Seller or its Subsidiaries, (b) assuming compliance with the matters referred to in Section 2.2(b)(i)-(iii), violate or constitute a default under (with or without notice, lapse of time or both) any applicable Law, (c) require any consent of, notice to or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a breach of or a default under, or cause or give rise to any right of termination, cancellation or acceleration or result in the payment of any additional amount or the loss of benefit or rights under any provision of a Material Contract or Real Property Lease or (d) result in the creation or imposition of any Lien other than Permitted Liens on any property or asset of the Transferred Companies or any of their respective Subsidiaries, except in the case of clauses (b), (c) and (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Subject Companies, taken as a whole.

Section 2.4 Capitalization; Title to Securities.

(a) Schedule 2.4(a) sets forth all of the authorized, issued and outstanding Equity Interests of each of the Transferred Companies and the record and beneficial owners thereof. All of the issued and outstanding Equity Interests of the Transferred Companies have been duly authorized and validly issued, are fully paid and nonassessable and were issued free and clear of any preemptive or other similar rights. The Securities constitute all of the issued and outstanding Equity Interests of the Transferred Companies and the Sellers own all of the Securities, beneficially and of record, free and clear of any Lien, other than Liens that will be released in their entirety at or prior to the Closing.

(b) Except for this Agreement and as set forth in Section 2.4(a), there are no outstanding (i) voting or Equity Interests in the Transferred Companies, (ii) securities of the Transferred Companies convertible into or exercisable or exchangeable for voting or Equity Interests in the Transferred Companies, (iii) options, restricted stock, restricted stock units, profits interests, phantom equity interests, equity appreciation rights or other rights or Contracts, commitments or understandings of any kind to acquire from the Transferred Companies, or other obligation of the Sellers, the Transferred Companies or any of their respective Subsidiaries to issue, transfer, pledge, subject to a Lien or sell, any voting or Equity Interests in the Transferred Companies or securities convertible into or exercisable or exchangeable for voting or Equity Interests in the Transferred Companies, (iv) voting trusts, proxies or other similar Contracts or understandings to which the Sellers, the Transferred Companies or any of their respective Subsidiaries is a party or by which the Sellers, the Transferred Companies or any of their respective Subsidiaries is bound with respect to the voting of voting or Equity Interests in the Transferred Companies or (v) Contracts or commitments of any character restricting the transfer of, or requiring the registration for sale of, any voting or Equity Interests in the Transferred Companies (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Transferred Company Securities”). There are no outstanding obligations of the Transferred Companies or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Transferred Company Securities.

(c) Neither of the Transferred Companies nor any of its respective Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 2.4 and Section 2.5, other securities, the holders of which have the right to vote

(or which are convertible into or exercisable for securities having the right to vote) with the sole member of the Transferred Companies on any matter.

Section 2.5 Subsidiaries; Ownership Interests.

(a) Schedule 2.5(a) sets forth, with respect to each Subsidiary of the Transferred Companies, (i) its name and jurisdiction of organization, (ii) the holders of record of all of its Equity Interests and (iii) each such holder’s percentage ownership of such outstanding Equity Interests. Except as set forth on Schedule 2.5(a), all of the issued and outstanding Equity Interests of the Subsidiaries of the Transferred Companies are directly or indirectly owned by a Transferred Company free and clear of all Liens, other than Liens that will be released in their entirety at or prior to the Closing. Each Subsidiary of the Transferred Companies is duly organized and, as applicable, duly registered in the corresponding commercial registry, validly existing and in good standing (where such concept is recognized) under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its material properties and to carry on its business as presently conducted. Each Subsidiary of the Transferred Companies is duly qualified or licensed as a foreign corporation, limited liability company or other business form to do business and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or licensed and in good standing, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All of the issued and outstanding shares of capital stock of and other Equity Interests in each Subsidiary of the Transferred Companies have been duly authorized and validly issued, are fully paid and nonassessable and were issued free and clear of any preemptive or other similar rights. Except for this Agreement and as set forth in Schedule 2.5(a), there are no outstanding (i) shares of capital stock of or other Equity Interests in any Subsidiary of the Transferred Companies, (ii) securities of the Transferred Companies or any of their respective Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other Equity Interests in any Subsidiary of the Transferred Companies or (iii) options, restricted stock, restricted stock units, profits interests, phantom equity interests, equity appreciation rights or other rights or Contracts, commitments or understandings of any kind to acquire from the Transferred Companies or any of their respective Subsidiaries, or other obligation of the Sellers, the Transferred Companies or any of their respective Subsidiaries to issue, transfer, pledge, subject to a Lien or sell, any shares of capital stock of or other voting or Equity Interests in any Subsidiary of the Transferred Companies or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or Equity Interests in any Subsidiary of the Transferred Companies (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Transferred Companies or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

(c) Except as set forth in Schedule 2.5(c), neither of the Transferred Companies nor any of its respective Subsidiaries owns any shares of capital stock of or other voting or Equity Interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or Equity Interests in) any other Person.

Section 2.6 Financial Statements.

(a) True and complete copies of the following financial statements are set forth as attachments to Schedule 2.6(a) (the “Financial Statements”):

(i) the audited Personal Care Division of Domtar Corporation Combined Financial Statements, including combined balance sheets as of December 31, 2019 and December 31, 2018, and the related combined statements of earnings (loss) and comprehensive income (loss), cash flows and divisional equity for each fiscal year then ended; and

(ii) the unaudited Domtar Personal Care Combined Financial Statements, including an unaudited combined interim balance sheet as of September 30, 2020 (such balance sheet, the “Interim Balance Sheet, and the date of the Interim Balance Sheet, the “Interim Balance Sheet Date”) and the related unaudited combined interim statements of earnings (loss) and comprehensive income (loss), cash flows and divisional equity for the nine (9)-month period then ended.

(b) The Financial Statements have been prepared from the books and records of the Subject Companies and in accordance with United States generally accepted accounting principles (“GAAP”) and fairly present, in all material respects, the consolidated financial position of US Holdco and Zither and their respective Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to normal and reoccurring year-end adjustments described therein, which, in each case, would not be material either individually or in the aggregate, and any other adjustments described therein).

(c) All accounts receivable reflected in the Interim Balance Sheet or arising between the Interim Balance Sheet Date and the Closing Date (in each case, net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are or, with respect to accounts receivable arising between the date hereof and the Closing Date, will be, (i) valid, genuine and existing and (ii) not subject to any material defenses, setoffs or counterclaims except as may be reflected on the Interim Balance Sheet.

(d) Schedule 2.6(d) sets forth each item of outstanding Indebtedness and any undrawn letters of credit of the Subject Companies as of the date hereof. For each such item of Indebtedness, Schedule 2.6(d) correctly sets forth, to the extent applicable, the debtor, the Contract governing the Indebtedness, the principal amount of the Indebtedness as of the date hereof, the creditor, the maturity date, and the collateral securing the Indebtedness (and all Contracts governing all related Liens). Except as set forth on Schedule 2.6(d), none of the Subject Companies have any Liability in respect of a guarantee, endorsement or suretyship of or with respect to any Indebtedness or other Liability of any other Person (other than another Subject Company).

Section 2.7 No Undisclosed Liabilities. The Transferred Companies and their respective Subsidiaries do not have any material Liabilities, except for Liabilities (i) disclosed, reflected or reserved for in the Interim Balance Sheet (or notes thereto), (ii) arising since the Interim Balance Sheet Date in the ordinary course of business (that do not arise from, result form, or relate to any breach or violation of, or default under, any Contract, Permit or Law), (iii) incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement (and not any transactions considered in alternative thereto) or (iv) in respect of executory obligations arising in the ordinary course of business under Contracts of the Subject Companies.

Section 2.8 Absence of Certain Changes. Since June 30, 2020 (the “Reference Date”), (x) except in connection with COVID-19 Measures or the transactions contemplated by this Agreement, the Business and the operation of each of the Transferred Companies and their respective Subsidiaries has been conducted in the ordinary course of business and (y) none of the Transferred Companies nor any of their respective Subsidiaries has taken any action or failed to take any action that would have been required to be disclosed under clauses (b), (c), (i),(p) or (t) (provided, with respect to clause (t), only as applied to clauses (b), (c), (i) and (p)) of Schedule 4.1 if such action had been taken or failed to be taken during the period between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms. Since December 31, 2019, there has been no Material Adverse Effect.

Section 2.9 Material Contracts.

(a) Schedule 2.9(a) lists the following Contracts (collectively, the “Material Contracts”), except for this Agreement, to which a Transferred Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of their respective properties or assets or the Business is otherwise bound:

(i) any agreement relating to Indebtedness in excess of $10,000,000, other than any guarantees relating to the Credit Facilities;

(ii) any Contract imposing any Lien (other than a Permitted Lien) on any material property or assets of any Subject Company;

(iii) any joint venture, partnership or other similar agreement or arrangement;

(iv) any Contract or series of related Contracts for the acquisition or disposition of any business, Equity Interests or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets or otherwise, but other than sales of inventory in the ordinary course of business), in each case, either (x) since January 1, 2018 or (y) pursuant to which any Subject Company has any material continuing obligations (including any outstanding “earn out,” contingent purchase price, or similar contingent payment obligations);

(v) any Contract that contains: (A) any minimum purchase or sale requirements or take or pay provisions and that would reasonably be expected to result in aggregate payments to or by any Subject Company of at least $1,000,000 annually, (B) any exclusivity or “most favored nation” (or other similar preferred pricing terms in favor of any customer) obligations or restrictions binding on the Transferred Companies or their respective Subsidiaries and such Contract would reasonably be expected to result in aggregate payments to or by any Subject Company of at least $1,000,000 annually or (C) any covenant not to compete or any other restrictive covenant that binds any Subject Company or the Business in any geographic area or that otherwise limits the freedom of the Transferred Companies or their respective Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates or the Transferred Companies or their respective Subsidiaries after the Closing;

(vi) any Contract that has resulted or would reasonably be expected to result in payment or receipt by the applicable Subject Company of more than $5,000,000 during the eleven (11)-month period ending on November 30, 2020 or any subsequent twelve-(12)-month period;

(vii) any sales, distribution, agency, advertising, promotional or other similar Contract, in each case, that has resulted or would reasonably be expected to result in expenditures by the applicable Subject Company of more than $5,000,000 during the eleven (11)-month period ending on November 30, 2020 or any subsequent twelve- (12)-month period;

(viii) any Contract with a (A) a Material Customer, (B) a Material Supplier or (C) a Governmental Authority (including, solely for purposes of this subclause (viii)(C), statutory health care insurance funds), with respect to this clause (viii)(C), that has resulted or would reasonably be expected to result in payment or receipt by the applicable Subject Company of more than $5,000,000 during the twelve- (12)-month period ending on the Reference Date or any subsequent twelve- (12)-month period;

(ix) any Contract pursuant to which a Transferred Company or its Subsidiaries (A) receives a license to use material Intellectual Property, other than licenses of widely commercially available software for which the Transferred Companies or their respective Subsidiaries pay less than $100,000 in annual fees or (B) grants any other Person a license to use Owned Intellectual Property (in each case of clauses (A) and (B), other than non-exclusive licenses granted to or from customers, suppliers, distributors or manufacturers in the ordinary course of business, and (A) and (B) collectively, “Business IP Licenses);

(x) any Contract involving a remaining commitment by a Transferred Company or its Subsidiaries to pay any individual capital expenditure or series of related capital expenditures in excess of $10,000,000;

(xi) any Contract pursuant to which any Subject Company has agreed to loan any Person any amount or otherwise make any investment in any other Person, other than employee loans or advances in the ordinary course of business and intercompany loans solely between or among the two or more Subject Companies;

(xii) any Contract under which any Subject Company is lessee of, or holds or operates, or permits any third party to hold or operate, any personal property owned or controlled by any other Person, for which the annual rent exceeds $500,000 or lease or agreement under which it is the lessor of or permits any third party to hold or operate personal property for which the annual rent exceeds $500,000;

(xiii) any Contract pursuant to which any Seller Group member (with respect to the Business) or any Subject Company agreed to settle or compromise any pending or threatened Litigation and has continuing obligations or is subject to continuing restrictions; and

(xiv) any Labor Contract.

(b) Each Material Contract is a valid and binding agreement of the Transferred Companies or the applicable Subsidiary party thereto, and to the Knowledge of the Sellers, each other party thereto (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought) and is in full force and effect, and none of the Transferred Companies, any Subsidiary of the Transferred Companies or, to the Knowledge of the Sellers, any other party thereto is in default under or breach of (in each case, with or without notice, lapse of time or both) in any material respect, or has provided or received any notice of any intention to terminate, repudiate or disclaim any such Material Contract, and, to the Knowledge of the Sellers, no event or circumstance has occurred that would constitute a material event of material breach or default thereunder (with or without notice, lapse of time or both). The Sellers have provided Buyer a true and complete copy of each Material Contract required to be set forth on Schedule 2.9(a).

Section 2.10 Properties.

(a) Owned Real Property. Schedule 2.10(a) lists all real property (by name and location) owned by a Transferred Company or any of its Subsidiaries (the “Owned Real Property”). No Transferred Company or Subsidiary of a Transferred Company has any Contract or option to acquire any other real property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Subject Companies, taken as a whole, (i) a Transferred Company or one of its Subsidiaries has good and marketable title to the Owned Real Property, free and clear of any Lien, other than Permitted Liens, (ii) there are no existing, pending or, to the Knowledge of the Sellers, threatened condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property, (iii) no Subject Company has granted any options to purchase or rights of first refusal for the Owned Real Property, or any portion thereof or interest directly or indirectly therein, that are currently outstanding and (iv) there are no leases, subleases, licenses, concessions, profits, or other Contracts, granting to any party or parties the right of use or occupancy to any such portion of the Owned Real Property. The Owned Real Property, together with the real property subject to the Real Property Leases, comprises all of the real property occupied or used by a Subject Company or in the conduct of the Business.

(b) Leased Real Property. Schedule 2.10(b) lists all leases, subleases or other occupancies to which a Transferred Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Leases”). Except as set forth on Schedule 2.10(b), (i) a Transferred Company or one of its Subsidiaries has valid leasehold title to each real property subject to a Real Property Lease, free and clear of all Liens, other than Permitted Liens, (ii) each Real Property Lease under which a Transferred Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect (except (x) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (y) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought), (iii) neither the applicable Transferred Company nor any of its Subsidiaries has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and, to the Knowledge of the Sellers, no other party to any Real Property Lease is in material violation of or default under any of the Real Property Leases and (iv) no party to any Real Property Lease has threatened (in writing or, to the Knowledge of the Sellers, orally) to cancel or not renew such Real Property Lease. There is no pending, or, to the Knowledge of the Sellers, threatened, eminent domain, condemnation or similar proceeding affecting any real property subject to the Real Property Leases. The Sellers have made available to Buyer copies of all of the Real Property Leases and supplemental agreements thereto.

(c) Personal Property. A Transferred Company or one of its Subsidiaries has good, exclusive and valid title to, or otherwise has an exclusive right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all material tangible personal property necessary for or used in the conduct of the Business as currently conducted, except for inventory sold in the ordinary course of business, and in each case, free and clear of any Liens, other than Permitted Liens. All such tangible personal property is, in all material respects: (i) adequate and suitable for its present use, (ii) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) has been maintained in accordance with normal industry practice.

Section 2.11 Intellectual Property; IT Systems; Data Security; Privacy.

(a) Schedule 2.11(a) lists, as of the date hereof, all applications and registrations or issuances for Marks, copyrights, domain names, social media accounts, design rights and patents that are included in the Owned Intellectual Property and are material to the conduct of the Business (collectively, the “Registered Intellectual Property”). Except as would not reasonably be expected to be material to the Subject Companies and the Business, taken as a whole, all registration, maintenance and renewal fees currently due in connection with any Registered Intellectual Property have been made and all necessary documents, assignments, recordation and certifications in connection with any Registered Intellectual Property have been filed with the relevant authorities for the purpose of maintaining such registrations and evidencing any of the Subject Companies’ ownership thereof. The Registered Intellectual Property is free and clear of all Liens (other than Permitted Liens) and, to the Knowledge of the Sellers, is subsisting, valid and enforceable. Except as set forth on Schedule 2.11(a), no Litigation is pending, or to the Knowledge of the Sellers, threatened regarding the ownership, validity, or enforceability thereof. To the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Owned Intellectual Property.

(b) Taking into account the Transition Services Agreement and the other Ancillary Agreements, the Owned Intellectual Property includes all Intellectual Property owned by the Sellers or their Affiliates used or held for use to conduct the Business as currently conducted. Except as set forth on Schedule 2.11(b)(i), since the Look-Back Date, no Subject Company, nor, to the Knowledge of the Sellers, any other Person has materially breached any Business IP License. Except as set forth on Schedule 2.11(b)(ii), taking into account the Transition Services Agreement and the other Ancillary Agreements, the Business IP Licenses and the Owned Intellectual Property constitute all Intellectual Property, used or held for use to conduct the Business as currently conducted.

(c) Except as set forth on Schedule 2.11(a), (i) the conduct of the Business as currently conducted, since the Look-Back Date has not infringed, violated or misappropriated in any material respect the Intellectual Property of any other Person and (ii) there is no pending or, to the Knowledge of the Sellers, threatened Litigation against the Transferred Companies or any of their respective Subsidiaries alleging any such infringement, violation or misappropriation.

(d) The Transferred Companies and their respective Subsidiaries have taken commercially reasonable actions to maintain the (i) Registered Intellectual Property and (ii) secrecy of all trade secrets developed for and material to the conduct of the Business, and since the Look-Back Date, to the Knowledge of the Sellers, such trade secrets have not been used by, disclosed to or discovered by any Person except pursuant to written, valid and appropriate non-disclosure or license agreements that have not been breached. The Subject Companies have secured from each current and former employee, consultant, and contractor, in each case that were or are involved in the development of any material Intellectual Property or given access to any material confidential information, written assignments of any material Intellectual Property conceived, created, authored, or developed by any such employee, consultant, and contractor and written agreements maintaining the confidentiality of material information used in the Business and limiting the use of such information to the performance of such employee’s, consultant’s, or contractor’s duties for the Subject Companies, or such Intellectual Property is otherwise owned by the Subject Companies pursuant to applicable Law.

(e) The Subject Companies are, and since the Look-Back Date have been, in compliance in all material respects with applicable Law and the policies of the Business with respect to the use, collection, storage, disclosure, transfer and protection of personal and financial information. Since the Look-Back Date, no material data breach or other data disclosure, leak, attack, or other loss, in each case that was material to the Business has occurred. Since the Look-Back Date, except as would not reasonably be expected to be material to the Subject Companies and the Business, taken as a whole, no Subject Company has experienced any data breach or other data disclosure, leak, attack, or other loss, that required under any Contract or Law the Subject Companies to notify any Person of the loss of or unauthorized access to any data or information of such Person. Since the Look-Back Date, no Seller or Subject Company has experienced any material disruption to, or material interruption in, the conduct of the Business attributable to a defect, error, or other failure or deficiency of any software, hardware, or computing or telecommunications system. The Transferred Companies and their respective Subsidiaries have implemented, maintained and complied in all material respects with commercially reasonable data security policies and procedures. To the Knowledge of the Sellers, none of the IT Systems contains any malware or any other code intended to disrupt, disable, or harm the operation of, or enable unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(f) As of the date hereof, neither the Transferred Companies nor any of their respective Subsidiaries has received any written notice from any Governmental Authority alleging violation of any Laws applicable to data protection or information privacy and security and, to the Knowledge of the Sellers, there is no pending investigation by any Governmental Authority of the Transferred Companies or any of their respective Subsidiaries relating to such Laws.

Section 2.12 Litigation.

(a) Except as set forth on Schedule 2.12, there is no, and since the Look-Back Date there has been no, Litigation pending or, to the Knowledge of the Sellers, threatened against (x) any Seller Group member arising out of, relating to or involving the Business (or the operation thereof) or (y) any Subject Company.

(b) As of the date hereof, there are no outstanding Orders, amounts owed in settlement, penalties, fines, writs, injunctions or decrees issued by any Governmental Authority against any of the Subject Companies or any Seller Group member (with respect to or otherwise affecting the Business).

Section 2.13 Compliance with Laws; Licenses and Permits.

(a) Each of the Subject Companies and the operation of the Business are, and since January 1, 2017, have been, in compliance in all material respects with all applicable laws (including common law), statutes, ordinances, acts, codes, constitutions, treaties, rules, regulations, judgments, injunctions, Orders and decrees or other requirements or rule of law of any Governmental Authority (“Laws”), and neither of the Transferred Companies nor any of their respective Subsidiaries has received any written, or to the Knowledge of the Sellers, oral notice (nor has any Seller Group member, with respect to the Business) or, to the Knowledge of the Sellers is, under investigation with respect to any actual or alleged material violation of or material default under any applicable Laws. The Subject Companies have taken commercially reasonable efforts to prepare themselves and the Business to ensure compliance with the upcoming new medical devices regulation Reg (EU) 2017/745, which is anticipated to enter into effect on May 26, 2021.

(b) The Transferred Companies and their respective Subsidiaries have, and at all times since the Look-Back Date have been in compliance, in all material respects,

with all material licenses, franchises, permits, certificates, approvals, qualifications, rights, privileges or other authorizations issued by applicable Governmental Authorities (or notified bodies with respect to medical devices within the meaning of Council Directive 93/42/EEC of June 14, 1993 concerning medical devices) necessary to operate the Business (the “Permits”). The Permits are valid and in full force and effect, and neither of the Transferred Companies nor any of their respective Subsidiaries is in material breach of or material default under (with or without notice, lapse of time or both) any of the Permits and no action for the suspension, cancellation, modification, revocation, invalidation or nonrenewal of any such Permit is pending or, to the Knowledge of the Sellers, threatened.

Section 2.14 Environmental Matters.

(a) Except as set forth on Schedule 2.14:

(i) the Transferred Companies and their respective Subsidiaries are, and since the Look-Back Date have been, in compliance in all material respects with all applicable Environmental Laws;

(ii) the Transferred Companies and their respective Subsidiaries are, and since the Look-Back Date have been, in possession of, and in compliance in all material respects with, all Permits required under applicable Environmental Laws, and no Litigation is pending or, to the Knowledge of the Sellers, threatened, the effect of which would be to terminate, suspend, not renew or modify any such Permit;

(iii) neither of the Transferred Companies nor any of their respective Subsidiaries has received any written, or to the Knowledge of the Sellers, oral notice of actual or alleged material violation of, material Liability under, or material investigatory, remedial or corrective obligations pursuant to, any Environmental Law (including any request by any Governmental Authority for the provision of reports or plans), other than with respect to any such matters that have been fully and finally resolved and with respect to which no Subject Company has any continuing obligation;

(iv) as of the date hereof, no Litigation is pending or, to the Knowledge of the Sellers, threatened against either of the Transferred Companies or any of their respective Subsidiaries arising under any Environmental Law;

(v) neither of the Transferred Companies nor any of their respective Subsidiaries nor, to the Knowledge of the Sellers, any other Person, has released Hazardous Substances at, on, under, upon, into or from the Owned Real Property or the real property subject to a Real Property Lease or any other real property currently or formerly owned, leased or otherwise operated by the Subject

Companies, in any case in a manner or to a degree which would reasonably be expected to require material investigation or remediation or other material response action by, or otherwise reasonably would be expected to give rise to material Liability for, the Transferred Companies or any of their respective Subsidiaries under applicable Environmental Laws;

(vi) none of the Subject Companies has any ongoing obligations pursuant to any Order or Contract resolving or settling any or actual alleged material violation of or material Liability under any Environmental Law;

(vii) no material capital expenditures are required to be incurred within the next two (2) years following the date of this Agreement in order to achieve or maintain the compliance of the Subject Companies with Environmental Law or any Permit issued under Environmental Law; and

(viii) no Subject Company is a party to any Contract obligating it to indemnify a third party against any material Liability arising under an Environmental Law, which such Liability would not otherwise be a Liability of such Subject Company.

(b) The Sellers have made available to Buyer true and complete copies of all material assessments, reports, studies and material correspondence prepared in the past six (6) years relating to the environmental condition of the Owned Real Property, the real property subject to a Real Property Lease or any other real property currently or formerly operated by any of the Subject Companies, or to the compliance of any Subject Company with applicable Environmental Law, in each case that are in the possession or reasonable control of the Sellers, the Subject Companies or any of their respective Affiliates.

Section 2.15 Employees, Labor Matters, Etc.

(a) A true and complete list of the Business Employees, including, to the extent permitted by applicable Law, current job title, location, base salary or hourly rate (as applicable), target short-term incentive opportunity and target long-term incentive opportunity for all Business Employees, has been provided to Buyer on Schedule 2.15(a). Except as set forth on Schedule 2.15(a), all employees and independent contractors who provide services to the Business are employed or engaged by the Subject Companies. To the Knowledge of Sellers, no current executive, direct report of the President of the Business, or group of employees of the Subject Companies has given notice of termination of employment, or otherwise disclosed plans to terminate employment, with the Subject Companies within the twelve (12)-month period following the date hereof. No current executive of the Subject Companies or direct report of the President of the Business is employed under a non-immigrant work visa or other work authorization that is limited in duration. Since the Look-Back Date, to the Knowledge of the Sellers, no direct report of the President of the Business, officer or executive of the Subject

Companies has been the subject of any allegation of sex-based discrimination, sexual harassment or sexual misconduct.

(b) Schedule 2.15(b)(i) lists each collective bargaining agreement, works council agreement or other Contract or arrangement with a Union that covers one or more Business Employees or to which any Subject Company is a party or bound (each, a “Labor Contract”). Other than as listed on Schedule 2.15(b)(ii), no Business Employee is represented by a Union and no Contract with a Union is being negotiated. There is no pending or, to the Knowledge of the Sellers, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity with respect to, any Business Employees, and there has been no such activity since the Look-Back Date. To the Knowledge of the Sellers, there is no effort currently being made or threatened by, or on behalf of, any Union to organize any Business Employees, and there have been no such efforts since the Look-Back Date. Except as set forth on Schedule 2.15(b)(iii), no notice, consent or consultation obligations with respect to any Business Employees or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) The Sellers (with respect to the Business) and the Subject Companies are, and since the Look-Back Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices and terms and conditions of employment, including any provision relating to employee or independent contractor classification, wages and hours (including minimum wage and overtime), child labor, withholdings and deductions, pay equity, nondiscrimination, non-harassment and non-retaliation in employment, occupational health and safety, workers’ compensation, work authorization, employment eligibility or immigration.

Section 2.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Schedule 2.16(a)(i) includes a current, complete and accurate list of each Company Plan (other than plans having a de minimis cost), and separately identifies each U.S. Company Plan and Non-U.S. Company Plan. Schedule 2.16(a)(ii) lists each Seller Plan (other than plans having a de minimis cost). With respect to each such Company Plan, the Sellers have made available to Buyer complete and correct copies (to the extent applicable) of (i) the plan (or in the case of an unwritten Company Plan, a written description of the material terms thereof) and trust documents (with all amendments thereto) , and any custodial agreements, insurance policies or contracts, (ii) the most recent summary plan description and any amendments or summaries of material modifications with respect thereto (or with respect to a Non-U.S. Company Plan, a written summary of material benefits) and the most recent actuarial reports with respect thereto, (iii) the most recent annual report on Form 5500 (with all schedules and attachments, including financial statements), (iv) the most recent IRS determination, advisory or opinion letter, and (v) the most recent material notices, letters, filings, and correspondence with all Governmental Authorities. With respect to each Seller Plan, the applicable Seller has made available to Buyer complete and correct copies (to the extent applicable) of (1) the current plan (or in the case of an unwritten Seller Plan, a written description of the material terms thereof) and trust documents (with all amendments thereto), (2) the most recent summary plan description, (3) the most recent annual report on Form 5500 (with all schedules and attachments, including financial statements), (4) the most recent IRS determination, advisory or opinion letter and (5) the most recent material notices, letters, filings, and correspondence with all Government Authorities.

(b) Each U.S. Company Plan and Seller Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS and, to the Knowledge of the Sellers, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter. Each U.S. Company Plan has been established, funded, operated, maintained and administered in compliance in all material respects in accordance with applicable Law, including ERISA and the Code.

(c) No member of the Seller Group is obligated to contribute to, or has or could incur any material Liability with respect to, (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, in each case, on behalf of any Business Employee or that could give rise to a material Liability of the Target Companies at or following the Closing. With respect to the Subject Companies or any of their respective ERISA Affiliates, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would result in any Liability, at or after the Closing, to Buyer or the Subject Companies, in an amount that would reasonably be expected to be material to the Subject Companies and the Business, taken as a whole. For purposes of this Agreement, “Controlled Group Liability” means any and all Liabilities under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(d) Except as set forth on Schedules 2.16(d), no Company Plan or Seller Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment, other than as required under Section 4980B of the Code or as required under applicable Law.

(e) Other than routine claims for benefits, there are no pending or, to the Knowledge of the Sellers, threatened material claims by or on behalf of any participant in any of the Company Plans, or otherwise involving any Company Plan or the assets of any Company Plans.

(f) Each Non-U.S. Company Plan (i) has been established, operated and administered in all material respects in accordance with all applicable Laws, (ii) that is required to be funded and/or book reserved, is funded and/or book reserved, as appropriate, in all material respects in accordance with applicable Law and (iii) that is required to be registered, has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Except as set forth on Schedule 2.16(f), no Non-U.S. Company Plan provides for benefits to any Person that exceeds the statutory minimum benefits required to be provided to such Person by the applicable jurisdiction outside the United States. Except as set forth on Schedule 2.16(f), there is no Non-U.S. Company Plan in the nature of a defined benefit pension plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirement of, a jurisdiction outside the United States.

(g) The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) entitle any Business Employee to severance pay, unemployment compensation, termination pay or any other payment, (ii) result in any limitation or restriction in respect of right of Buyer or any of its Affiliates to, after the consummation of the transactions contemplated hereby, merge, amend or terminate any Company Plan (except to the extent not permitted by applicable Law or Labor Contract) or (iii) result in any forgiveness of indebtedness of any Person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other event) will result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Neither the Sellers nor the Subject Companies have any obligation or commitment to “gross up” any Person with respect to Taxes under Section 409A or 4999 of the Code or otherwise.

(h) Schedule 2.16(h) sets forth a correct and complete list as of the date hereof of each outstanding equity or equity-based incentive award issued by the Sellers or any of the Subject Companies, including, as applicable, (i) the holder of such award (the specific identity of whom may be redacted to the extent required by applicable Law), (ii) the exercise price, base price or distribution threshold as of the date hereof and as of the date immediately prior to the Closing Date, (iii) the grant date, (iv) the vesting schedule and whether any accelerated vesting will be triggered by the transactions contemplated by this Agreement and (v) the term and/or expiration date. The Sellers have provided Buyer with a copy of each equity-based incentive plan and accompanying form(s) of award agreement that evidences the grant of equity or equity-based awards and any agreements that deviate from such form. Each equity or equity-based incentive award that is listed on Schedule 2.16(h) that is a stock option has continuously since grant met all requirements for exemption from Section 409A of the Code.

Section 2.17 Tax Matters. Except as set forth on Schedule 2.17:

(a) Filing and Payment. All income and other material Tax Returns required to be filed by, on behalf of or with respect to the Transferred Companies or their respective Subsidiaries have been duly and timely filed and are complete and correct in all material respects. All material amounts of Taxes (whether or not reflected on such Tax Returns) required to be paid by the Transferred Companies or their respective Subsidiaries have been duly and timely paid or properly set aside in accounts for such purpose. All material amounts of Taxes required to be withheld by the Transferred Companies or their respective Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose under all applicable Law. No election under Treasury Regulation Section 301.7701-3(c) has been made in respect of US Holdco. For U.S. federal Income Tax purposes, Zither is treated as disregarded as a separate entity. The U.S. federal Income Tax classification of each Subject Company is set forth on Schedule 2.17(a).

(b) Procedure and Compliance. (i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Transferred Companies or their respective Subsidiaries has been filed or entered into with any Governmental Authority (and no written request from any Governmental Authority to waive or extend the statute of limitations with respect to Taxes has been received by the Subject Companies); (ii) the time for filing any Tax Return with respect to the Transferred Companies or their respective Subsidiaries has not been extended to a date later than the date of this Agreement; (iii) no Taxes or Tax Returns with respect to the Transferred Companies or their respective Subsidiaries are the subject of any dispute, audit or examination and no audit, examination, investigation, proceeding or claim is pending, being conducted, or threatened in writing by any Governmental Authority with respect to the Subject Companies; and (iv) no Governmental Authority has asserted in writing any deficiency with respect to Taxes or Tax Returns against any of the Transferred Companies or their respective Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, in the case of each of clauses (i), (ii), (iii) and (iv), other than with respect to Consolidated or Combined Returns.

(c) Closing Agreements and Consolidation. None of the Transferred Companies nor any of their respective Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of U.S. state, U.S. local or non-U.S. Tax Law), in either case that would be binding upon the Transferred Companies or their respective Subsidiaries after the Closing, (ii) is or during the past three (3) years has been a member of any affiliated, consolidated, combined, unitary or similar group that includes any Person other than the Transferred Companies and their respective Subsidiaries for purposes of filing Tax Returns in any jurisdiction (other than such a group of which a member of the Seller Group is the common parent company) or (iii) has any Liability for the Taxes of any Person (other than the Transferred Companies and their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law or as a result of any Tax sharing, allocation, or indemnification provision or other contractual obligation (in each case, other than those contained in agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) that will be in effect following the Closing, or as a transferee or successor as the result of a transaction occurring before the Closing.

(d) Certain Events. None of the Transferred Companies nor any of their respective Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or improper use of method of accounting for a taxable period ending on or prior to the Closing Date (including an adjustment under Section 481 of the Code or any corresponding provision of state, local or foreign income Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or other Law) entered into on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date. Neither of the Transferred Companies nor any of their respective Subsidiaries that is or has been required to file a U.S. federal Income Tax Return has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five (5) years.

(e) None of the Subject Companies has a permanent establishment or has been or is engaged in a trade or business in any country other than the country in which it is organized. No claim has been made in writing by any Governmental Authority in a jurisdiction where any Subject Company does not file a specific Tax Return that such Subject Company is or may be subject to Tax or required to file such specific Tax Return in such jurisdiction.

(f) Within the last three (3) years, none of the Subject Companies has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(g) Within the last three (3) years, no private letter rulings, technical advice memoranda, or similar rulings related to Taxes have been entered into or issued by any

Governmental Authority with or in respect of the Subject Companies that will have effect after the Closing.

(h) There are no Liens for Taxes (other than Permitted Liens) on any properties, assets or equity of the Subject Companies.

(i) None of the Subject Companies has any material amount of Liability under any escheat or unclaimed property Laws.

(j) None of the Subject Companies has (i) made any election to defer any payroll Taxes under the CARES Act or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(k) No Foreign Transferred Company has made an election under Section 965(h) of the Code.

Section 2.18 Insurance. Schedule 2.18 sets forth a correct and complete list of all insurance policies carried by or maintained for the benefit of any Subject Company or the Business (the “Insurance Policies”). Such Insurance Policies are in full force and effect. The Transferred Companies and their respective Subsidiaries are in compliance in all material respects with all of the Insurance Policies and have timely reported all applicable claims under such Insurance Policies (and all premiums due and payable thereon have been paid in full on a timely basis) and no written notice of cancellation, termination, nonrenewal, revocation or material alteration of the terms thereof has been received by the Sellers, the Transferred Companies, any Subsidiaries of the Transferred Companies or any of their respective Affiliates. Since the Look-Back Date, none of the Sellers, the Transferred Companies or any of their respective Subsidiaries or other Affiliates has made any claim under any Insurance Policy for an amount in excess of $1,000,000 with respect to which an insurer has denied or disputed or otherwise reserved its rights with respect to such coverage.

Section 2.19 Finders’ Fees. No broker, finder, financial advisor or investment banker, other than Morgan Stanley & Co. LLC, whose fees will be borne in their entirety by the Sellers, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers, the Transferred Companies, any Subsidiaries of the Transferred Companies or any of their respective Affiliates.

Section 2.20 Transactions with Affiliates. Except (x) for ordinary course intercompany transactions that will be settled or terminated in full prior to the Closing, (y) for employment or consulting agreements entered into with individuals in the ordinary course of business that have been made available to Buyer and are disclosed in the Disclosure Schedules or (z) as set forth on Schedule 2.3, no Seller Group member nor any officer, director (or equivalent) or employee of any Subject Company or of any Seller Group Member (a) is a party to any Contract with any (i) Seller Group member (with respect to or otherwise affecting the Business) or (ii) any Subject Company, (b) has any material interest (financial or otherwise) in any property or assets used by or in connection with the operation of the Business (other than solely by virtue of the Sellers’ ownership of the Subject Companies) or (c) since January 1, 2020, is or has been party to any material transaction in respect of the Business or with any Subject Company ((a), (b) and (c) collectively, “Affiliate Arrangements”). Schedule 2.20 lists all Affiliate Arrangements in effect since January 1, 2020, each of which (to the extent consisting of a Contract) has been made available to Buyer.

Section 2.21 Material Customers and Suppliers. Schedule 2.21(a) (i) lists the top fifteen (15) customers (by net sales) of the Business for each of the year ended December 31, 2019 and the eleven (11)-month period ended November 30, 2020 (each such customer, a “Material Customer”) and (ii) lists the top ten (10) vendors and suppliers (by fees paid or payable) of the Business for the year ended December 31, 2019 and for the eleven (11)-month period ended November 30, 2020 (each such supplier, a “Material Supplier”). Since January 1, 2019 and except as set forth on Schedule 2.21(b), no Material Customer or Material Supplier has cancelled, materially altered or otherwise terminated or expressed in writing or, to the Knowledge of the Sellers, provided oral notice to any Seller, any Subject Company or any of their respective Affiliates of its intention to cancel, materially alter (including by way of a reduction in volume of goods or services sold or purchased) or otherwise terminate its relationship with respect to the Subject Companies and/or the Business and there has been no materially adverse modification or change in the business relationship of any Seller Group member (with respect to the Business) and/or any Subject Company, on the one hand, and any Material Customer or Material Supplier, on the other hand. Since the Look-Back Date and except as set forth in Schedule 2.21(c), no Seller Group member (with respect to the Business) nor any Subject Company has been engaged in any dispute with any Material Customer or Material Supplier.

Section 2.22 Product Warranty; Product Recalls; Product Liability.

(a) Since the Look-Back Date, except to the extent reflected in the Financial Statements:

(i) each product designed, manufactured or sold by the Business (each a “Product”) has been manufactured consistently with past practice, in conformity in all material respects, with all applicable specifications for such Product, all express and implied warranties, and all applicable Laws;

(ii) there have been no recalls (whether voluntary or involuntary), market withdrawal or other similar action of any Products and, to the Knowledge of the Sellers, there are no circumstances that would reasonably be expected to result in a recall, market withdrawal or similar action of such Product (whether voluntary or involuntary);

(iii) none of the Subject Companies is subject to any material Liability arising out of claims asserted for any personal injury or property damage arising for any defect or other deficiency (whether of design or materials) with respect to any Product;

(iv) none of the Subject Companies nor, with respect to the Business, any Seller Group member has received any written or, to the Knowledge of the Sellers, oral notice of any allegation that Product is defective or not in conformity in all respects with the application specification, applicable express or implied warranties of applicable Law; and

(v) to the Knowledge of the Sellers, none of the Products is the subject of an investigation by the United States Consumer Products Safety Commission, any analogous regulatory agency or any other Governmental Authority.

(b) Except as set forth on Schedule 2.22(b), no Subject Company provides or, since the Look-Back Date, has provided any guarantees, warranties or indemnities with respect to the performance or integrity of any of Products that deviates in any respects from such standard warranties.

Section 2.23 Sufficiency of Assets. The Subject Companies’ property and assets (both tangible and intangible) on a consolidated basis, together with the services to provided under the Transition Services Agreement and taking into account the other Ancillary Agreements, are sufficient to conduct the Business immediately after the Closing in substantially the same manner as presently conducted.

Section 2.24 Absence of Certain Practices.

(a) Neither the Seller Group members (with respect to the Business or the operation thereof), the Subject Companies, nor, to the Knowledge of the Sellers, any of their respective Affiliates, officers, directors (or equivalent), agents, or other third parties acting on their behalf, have in the past five (5) years:

(i) violated in any material respect any applicable Anti-Corruption Laws, any applicable Anti-Money Laundering Laws or any applicable Export Control and Sanctions Laws; or

(ii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage.

(b) At no time during the past five (5) years have any of the Seller Group members (with respect to the Business), any of the Subject Companies, nor, to the Knowledge of the Sellers, any of their respective Affiliates, officers, predecessors, directors (or equivalent), agents, or other third parties acting on their behalf (i) made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any actual or alleged act or omission arising under or relating to any potential noncompliance with or breach of any Anti-Corruption Law, Anti-Money Laundering Law, or Export Control and Sanctions Law; or (ii) been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings for violations of Anti-Corruption Laws, Anti-Money Laundering Laws, or Export Control and Sanctions Laws or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Export Control and Sanctions Law.

Section 2.25 No Other Representations and Warranties. None of the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates, or any of the respective officers, directors (or equivalent), employees, agents or representatives of the foregoing, or any other Person, makes or has made any representation or warranty, express or implied, at law or in equity, on behalf of the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates other than those expressly set forth in this Article 2 (including the related portions of the Disclosure Schedules) and in any certificate to be delivered by or on behalf of the Sellers hereunder, and each of the Sellers, the Transferred Companies and their respective Subsidiaries and Affiliates disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Buyer, or any of its officers, directors (or equivalent), employees, agents or representatives, or any other Person, of any documentation or other information by the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates or any agent, officer, director, employee or representative of the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates with respect to any one or more of the foregoing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite organizational power and authority to own, lease and operate its material properties and to carry on its business as presently conducted. Buyer is duly qualified or licensed as a foreign corporation to do business in all jurisdictions in which it is required to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.2 Corporate and Governmental Authorization.

(a) Buyer has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer will be a party by Buyer, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each Ancillary Agreement to which it will be a party. Assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by Buyer will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

(b) Assuming the truth and accuracy of the Sellers’ representations and warranties contained in Section 2.2, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer will be a party by Buyer, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or any filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth in Schedule 6.1(a), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.3 Non-Contravention. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which Buyer will be a party, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with or breach any provision of any of the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 3.2(b), violate any applicable Law of any Governmental Authority having jurisdiction over Buyer or (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or give rise to any right of termination, cancellation or acceleration under any provision of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which any of them or any of their respective properties or assets may be bound, except, in each case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.4 Financing. Buyer agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that it obtains financing for, or related to, any of the transactions contemplated by this Agreement. Concurrently with the execution of this Agreement, Buyer has provided to the Sellers true and complete copies of (a) (i) an executed commitment letter (including all exhibits, schedules and annexes (in each case, if any) thereto) and (ii) an executed fee letter (which may be redacted to omit fees, pricing terms, certain “market flex”, pricing caps and other commercially sensitive information, none of which redacted terms, individually or in the aggregate, would reduce the aggregate amount of the Financing to be funded at the Closing below the Required Amount or adversely affect the conditionality, availability or termination of the Debt Financing or prevent, materially impair or materially delay the funding of the full amount of the Debt Financing) (the “Debt Fee Letter” and, together with the commitment letter set forth in sub-clause (i), the “Debt Commitment Letter”), by and among Buyer and the Debt Financing Sources party thereto, pursuant to which the lenders and other Persons party thereto have committed, subject to the terms and conditions set forth therein, to provide to Buyer debt financing in the amounts set forth therein (the “Debt Financing”) and (b) the executed equity commitment letter (including all exhibits, schedules and annexes (in each case, if any) thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), by and between Buyer and the equity sponsor party thereto (the “Equity Sponsor”), pursuant to which the Equity Sponsor has committed that it or certain of its Affiliates will provide equity financing in the amount set forth therein for the purpose of financing the transactions contemplated by this Agreement, subject to the terms and conditions set forth therein and in this Agreement (the “Equity Financing” and, together with the Debt Financing, the “Financing”). None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and as of the date hereof (i) no such amendment or modification is contemplated (provided that, for the avoidance of doubt, with respect to the Debt Financing, joinder documentation relating to the appointment of additional agents, co-agents, arrangers, bookrunners, managers or other roles in respect of the Debt Financing shall not be restricted hereby to the extent otherwise not constituting a Prohibited Amendment) and (ii) the commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect. The Equity Commitment Letter provides, and will continue to provide, that Domtar is a third-party beneficiary thereof and is entitled to enforce such agreement upon the terms and subject to the conditions set forth therein and in accordance with Section 8.11. Except for the Commitment Letters, as of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements that would adversely affect the funding of the full amount of the Financing to be funded on the Closing Date. As of the date hereof, each of the Commitment Letters and the Debt Fee Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto (including, in the case of the Equity Commitment Letter, the Equity Sponsor), enforceable against Buyer and, to the knowledge of Buyer, such other parties, as applicable, in accordance with its terms, except (x) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (y) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing to be funded at the Closing, other than as expressly set forth in this Agreement and in the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or could reasonably be expected to constitute a default or breach on the part of Buyer or the Equity Sponsor under either of the Commitment Letters, and, assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to funding to be satisfied by it contained in the Commitment Letters. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, as of the date hereof, Buyer has no reason to believe the full amount of the Financing contemplated by the Commitment Letters to be funded at the Closing will not be available to Buyer at the Closing. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, as of the date hereof, the aggregate funds provided pursuant to the Commitment Letters, if funded in accordance with the terms thereof, will be sufficient for Buyer to have at the Closing funds sufficient to consummate the Closing upon the terms contemplated by this Agreement and pay (A) the Estimated Closing Purchase Price on the Closing Date and (B) all fees, expenses and other amounts required to be paid by Buyer in connection with the transactions contemplated hereby (to the extent required to be paid on the Closing Date under this Agreement) (amounts under clauses (A) and (B), collectively, the “Required Amount”).

Section 3.5 Solvency. Assuming for purposes of this Section 3.5 (x) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions set forth herein, (y) that all estimates, projections or forecasts provided to the Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable and (z) the truth and accuracy in all material respects of the representations and warranties of the Sellers set forth in Article 2, without giving effect to any “materiality”, “knowledge”, “Material Adverse Effect”, or similar qualification set forth therein, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing), Buyer and its Subsidiaries, on a consolidated basis, will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that:

(a) the fair saleable value (determined on a going concern basis) of the assets of such Person shall, as of such date, be greater than the total amount of the probable liability, on a consolidated basis, of such Person’s debts and other liabilities as such debts and other liabilities become absolute and matured in the ordinary course of business (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP or IFRS, as applicable, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) such Person shall, as of such date, be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) such Person shall not have, as of such date, an unreasonably small amount of capital to carry on its businesses as conducted on the Closing Date immediately after giving effect to the transactions contemplated by this Agreement and any transaction contemplated to be undertaken on the Closing Date after the Closing.

Section 3.6 Purchase for Investment. Buyer is purchasing the Securities for investment for its own account and not with a view to, or for sale in connection with, any immediate distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Securities have not been registered under the Securities Act of 1933 (the “Securities Act”), or any state or foreign securities Laws, as applicable, and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.7 Litigation.

(a) There is no Litigation pending against, or, to the knowledge of Buyer, threatened in writing against or affecting, Buyer before any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) There are no outstanding orders, writs, injunctions or decrees issued by any Governmental Authority against Buyer, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.8 Finders’ Fees. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 3.9 No Additional Representations; Inspection. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Transferred Companies and their respective Subsidiaries and (b) has been furnished with or given reasonable access to such information about the Transferred Companies and their respective Subsidiaries and their respective businesses and operations as it has requested. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Sellers set forth in Article 2 (including the related portions of the Disclosure Schedules) and in any certificates to be delivered on behalf of the Sellers hereunder, and Buyer acknowledges that, except for the representations and warranties set forth in Article 2 (including the related portions of the Disclosure Schedules) and in any certificate to be delivered on behalf of the Sellers hereunder, none of the Sellers, the Transferred Companies or any of their respective Subsidiaries or Affiliates, or any agent, officer, director, employee or representative of any of the foregoing, or any other Person, makes or has made any representation or warranty, either express or implied, (A) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Transferred Companies or their respective Subsidiaries heretofore or hereafter delivered to or made available to Buyer or any of its agents, representatives, lenders or Affiliates.

ARTICLE 4

CERTAIN COVENANTS

Section 4.1 Conduct of the Business. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as otherwise expressly contemplated or permitted or required by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) in connection with any COVID-19 Measures undertaken reasonably and with reasonably prompt notification thereof provided to Buyer, (iv) as set forth in Schedule 4.1 or (v) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, the Sellers shall cause the Transferred Companies and their respective Subsidiaries to conduct the Business in all material respects in the ordinary course of business, use commercially reasonable efforts to (A) preserve in all material respects the Business and the Subject Companies’ present relationships with key vendors, customers, suppliers and other Persons with whom the Business and/or any of the Subject Companies have business relationships and maintain all Insurance Policies currently in place with respect to the Business (B) keep available the services of their present officers and key employees, and shall not, with respect to the Business, and shall not permit the Transferred Companies or their respective Subsidiaries to:

(a) amend or modify any of their Organizational Documents;

(b) other than (x) in the ordinary course of business or (y) as required by any existing Company Plan or Labor Contract, (i) enter into any employment or other similar Contract (or amend any such existing Contract) with respect to any Business Employee with annual base salary or fee in excess of $150,000, (ii) increase benefits payable under any existing severance or termination pay policies or arrangements, (iii) establish, enter into, terminate, adopt or amend any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, equity or equity-based incentive or other Company Plan or, with respect to the Business Employees, any Seller Plan in a manner that would increase the Liability of any Subject Company (other than changes which generally cover employees of the Sellers and their Subsidiaries (including the Business Employees)), (iv) hire, engage or terminate (other than a termination for cause) the employment or service of any Business Employee (or any person who would be such if hired or engaged), except in the ordinary course of business with respect to any non-officer Business Employee with annual base salary or fee not in excess of $150,000 or (v) increase compensation, bonus opportunity or other benefits payable to any Business Employee, except (i) in the ordinary course of business with respect to any non-officer Business Employee with annual base salary or fee not in excess of $150,000 after giving effect to such increase and (ii) standard merit increases consistent with past practices not to exceed 3% in the aggregate;

(c) transfer internally (including in response to a request for transfer by a Business Employee), or otherwise materially alter the duties and responsibilities of, any Business Employee in a manner that would affect whether such Business Employee is listed as a Business Employee;

(d) negotiate, enter into, amend or extend any Labor Contract (except (x) as required by applicable Law, or (y) in the ordinary course of business as a result of the expiration of any Labor Contract in a manner that would be not be reasonably expected to materially increase the costs of the Subject Companies);

(e) institute any reductions in force or layoffs affecting ten (10) or more employees, put ten (10) or more employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of ten (10) or more employees;

(f) issue, sell, transfer, repurchase or redeem, subject to a Lien or grant options, warrants, calls or other rights to purchase or subscribe to, enter into any arrangement or Contract with respect to the issuance or sale of, or redeem or repurchase any Transferred Company Securities or any Subsidiary Securities, except, in each case, pursuant to the terms of awards as in effect on the date hereof under a Company Plan;

(g) (x) Unless explicitly addressed in the Applicable Accounting Principles or agreed by the parties in writing, from and after the Measurement Time and until the Closing, use any Closing Cash to pay any Closing Transaction Expenses, make any distributions, repay or prepay any Indebtedness, or make any payments in respect of Taxes or that may increase the amounts payable to the Sellers hereunder or (y) unless explicitly addressed in the Applicable Accounting Principles or agreed by the parties in writing, declare, set aside, or pay any dividend or any other distribution other than dividends or distributions of cash prior to the Measurement Time (and, for the avoidance of doubt, the obligation to operate the Business in all material respects in the ordinary course of business contained in the first paragraph of this Section 4.1 shall not restrict or prohibit any dividend or distribution of cash that would not otherwise be restricted or prohibited by this Section 4.1(g));

(h) sell, assign, transfer, pledge, lease, or encumber, or grant any Lien (in each case, other than a Permitted Lien) on, or otherwise dispose of any properties or assets of the Transferred Companies or their respective Subsidiaries, in each case other than in the ordinary course of business or with aggregate value of less than $5,000,000;

(i) make any material change to its accounting policies or practices, except as required by GAAP, any Governmental Authority or applicable Law;

(j) (x) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in, or any investment in, any Person or any division or material assets thereof , other than (i) acquisitions pursuant to agreements in effect as of the date of this Agreement that have been made available to Buyer and are disclosed in the Disclosure Schedules and (ii) purchases of assets in the ordinary course of business with a value or purchase price of less than $5,000,000 individually or $10,000,000 in the aggregate;

(k) amend or modify in any material respect, extend in any material respect any performance period or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or Real Property Lease or waive, release or assign any material rights, claims or benefits under any Material Contract or Real Property Lease; or enter into any Contract that would have been a Material Contract or material Real Property Lease if in effect as of immediately prior to the execution and delivery of this Agreement;

(l) make or commit to any capital expenditures in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than pursuant to the current capital expenditures budget applicable to the Transferred Companies and their respective Subsidiaries made available to Buyer, or fail to make any capital expenditures reflected in such capital expenditures budget;

(m) forgive, cancel or compromise any Indebtedness or claim, or waive or release any right of material value;

(n) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Transferred Companies or their respective Subsidiaries;

(o) settle, offer or propose to settle any Litigation involving the Business, the Transferred Companies or their respective Subsidiaries, other than Litigation involving solely monetary damages required to be paid not in excess of $1,000,000 individually or $2,500,000 in the aggregate;

(p) other than in the ordinary course of business, make, change or revoke any material Tax election, amend any material Tax Return in a material manner, change any annual Tax accounting period, surrender any material Tax refund or right to claim a material Tax refund, adopt or change any accounting method in respect of Taxes, enter into any “closing agreement” described in Section 7121 of the Code (or any such material agreement under any similar provision of state, local or other Law), consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of any Taxes, fail to pay any material Taxes (including estimated Taxes) when due, or settle or compromise any material Tax Liability;

(q) other than in the ordinary course of business, delay or postpone the payment of accounts payable or accelerate the collection of accounts receivable or otherwise change or modify any cash management practice or policy;

(r) incur, assume or guaranty any Indebtedness, other than any revolving borrowings under the Credit Facilities in the ordinary course of business for working capital purposes, accrual of interest on amounts outstanding and Indebtedness that will be paid off, or with respect to which guarantees by the Subject Companies will be released, in full at or prior to the Closing;

(s) make any material modification of any customer pricing or offer of material discounts, rebates or promotions, in each case, under or with respect to any Contract that would reasonably be expected to result in aggregate payments to or by any Subject Company of at least $1,000,000 annually; or

(t) agree or commit to do any of the foregoing.

Section 4.2 Access to Information; Confidentiality; Books and Records.

(a) Subject to applicable Laws (including COVID-19 Measures), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Sellers shall, (i) upon reasonable advance notice during normal business hours, give Buyer, its counsel, financial advisors, auditors and other Representatives reasonable access to the books and records, properties and facilities of the Business, the Transferred Companies and their respective Subsidiaries, (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information regarding the Business as Buyer may from time to time reasonably request for purposes of preparing to operate the Business following the Closing (including any actions or work relating to transition services) and (iii) make available to Buyer and its Representatives those employees of the Seller Group and the Subject Companies whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Buyer in connection with its inquiries for any of the purposes referred to above; in each case, exclusively for purposes related to the transactions contemplated hereby and/or preparing to operate the Business following the Closing.

(b) Notwithstanding anything to the contrary in Section 4.2(a), (i) access rights pursuant to Section 4.2(a) shall be at Buyer’s sole expense and exercised in such manner as not to (A) interfere unreasonably with the normal business operations of the Transferred Companies or their respective Subsidiaries or (B) jeopardize the health and safety of any person who would be involved with facilitating such access, (ii) the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege, (C) if the provision of access to such document (or portion thereof) or information would reasonably be expected to conflict with applicable Laws or (D) regarding the Sellers’, the Transferred Companies’ or any of their respective Subsidiaries’ entry into or conduct of a competitive sale process prior to the execution of this Agreement and (iii) neither the Sellers nor any of their Affiliates or representatives shall have any obligation to provide Buyer or its representatives access to (A) any Consolidated or Combined Returns filed by the Sellers or any of their Affiliates, or any related materials, (B) any other Tax Return filed by the Sellers or any of their Affiliates, or any related materials, in each case set forth in this clause (iii)(B) not primarily related to the Business or one of the Transferred Companies or its respective Subsidiaries, (C) any individual personnel or payroll records, in each case not relating exclusively to one of the Transferred Companies or their respective Subsidiaries or (D) any real property owned or leased by the Transferred Companies or their respective Subsidiaries for purposes of conducting any invasive environmental sampling or testing; provided, however, that in respect of clause (ii)(A) above, the Sellers shall use commercially reasonable efforts to obtain any consent or waiver necessary from the Person to whom any contractual non-disclosure obligation is owed; with respect to clause (ii)(B) above, the parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be excepted to result in the loss of attorney-client privilege; and with respect to clause (ii)(C) above, the parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to conflict with applicable Laws.

(c) All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as Evaluation Material (as defined in the Confidentiality Agreement, dated as of September 11, 2020, between Domtar and AIP, LLC (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(d) Subject to Section 4.2(c) (applied on a mutatis mutandis basis as if the Sellers and their Affiliates were AIP, LLC and as if the Confidentiality Agreement were in effect throughout the period during which the Sellers and such Affiliates retain any such copies), the Sellers and their Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of the Transferred Companies and their respective Subsidiaries relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Continuing Employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or pursuant to any corporate governance or recordkeeping policy of the Sellers or any of their respective Affiliates or (iii) as may be necessary for the Sellers or their respective Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements or as may be reasonably necessary for the Sellers and their respective Affiliates to conduct their respective businesses, in each case subject to compliance with all applicable privacy Laws and provided that Buyer or the Subject Companies are not otherwise restricted from doing so pursuant to any applicable Laws or Contract (provided, however, that Buyer shall use commercially reasonable efforts to obtain any consent or waiver necessary from the Person to whom any contractual obligation is owed and the parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to conflict with applicable Laws, as applicable). Buyer agrees that, subject to Section 4.2(b) (applied, with respect to the covenants set forth in this sentence, on a mutatis mutandis basis) with respect to all original books, data, files, information and records of either of the Transferred Companies and their respective Subsidiaries existing as of the Closing Date, it will (w) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (x) apply sound and reasonable preservation and retention policies that in any event are no less stringent than those generally applied by Buyer to its own books and records, (y) make the same available after the Closing for inspection and copying by the Sellers or their representatives (at the Sellers’ expense) during regular business hours and upon reasonable request and upon reasonable advance notice for the purposes described in the immediately preceding sentence and (z) for at least seven (7) years after the Closing Date or, if longer, for at least as long as required by applicable Law, preserve and retain all such original books, data, files, information and records and, during such period, dispose of such original books, data, files, information and records only after it shall have given the Sellers thirty (30) days’ prior written notice of such disposition and a reasonable opportunity (at the Sellers’ expense) to remove and retain such information.

Section 4.3 Governmental Approvals; Third-Party Consents.

(a) Each of the Sellers and Buyer shall cooperate to make all filings and applications with and to, and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities necessary or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of the Sellers and Buyer shall (i) make, as promptly as reasonably practicable, and in any event within ten (10) Business Days of the date of this Agreement, an appropriate filing of a “Notification and Report Form” pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) submit to the European Commission as promptly as reasonably practicable, and in any event within five (5) Business Days of (A) the date of this Agreement a draft Short Form CO and (B) the date on which all questions of the European Commission with respect to such draft Short Form CO are finally resolved, a final Short Form CO. Each of the Sellers and Buyer shall supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, including any information, documentation, other material or testimony that may be requested by a Governmental Authority with respect to any controlling person of Buyer, and use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or the obtainment of approvals, consents and authorizations regarding the foregoing as soon as practicable. The Sellers and Buyer shall each request early termination of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act.

(c) Except as prohibited by applicable Law or Order, each of the Sellers and Buyer shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other party a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other party of (and, if in writing, supply to the other party) any substantive communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other and take into account each other’s position prior to taking any material position with respect to the filings under the HSR Act or any other Competition Law and in discussions with any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law and (vi) not stay, toll or extend any waiting period under the HSR Act or any other Competition Law, enter into any timing agreement with any Governmental Authority related to an investigation of the transactions contemplated by this Agreement, or enter into any agreement with any Governmental Authority that would bind or commit the parties not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other party.

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, (i) neither the Sellers nor Buyer shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the transactions contemplated by this Agreement (including with respect to any of the actions referred to in Section 4.3(a)) without the other party, (ii) each of the Sellers and Buyer shall give the other reasonable prior notice of any such meeting or conversation and (iii) in the event either the Sellers or Buyer is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, the participating or attending party shall keep the non-participating or non-attending, as the case may be, party reasonably apprised with respect thereto.

(e) Notwithstanding anything to the contrary in this Section 4.3, each of the parties hereto shall use reasonable best efforts to take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act or any other Competition Law so as to enable the Closing to occur as soon as reasonably practicable and in any event before the End Date, including but not limited to (i) the prompt use of its best efforts to obtain and maintain all approvals, consents, authorizations or other confirmations required to be obtained from any Governmental Authority, (ii) avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including, with respect to the Buyer, (A) the proffer and agreement by Buyer of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Buyer or any of its Subsidiaries (including, after the Closing, the Transferred Companies and their respective Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) and (B) the proffer and agreement by Buyer of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case if such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Litigation by any Governmental Authority in any forum or (y) issuance of any Order or other decision that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (iii) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and to promptly take, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Nothing in this Section 4.3(e) shall obligate Buyer to agree to any divestitures or other remedy not conditioned on the consummation of the transactions contemplated by this Agreement. Buyer shall pay any and all filing fees incurred in connection with any filings by the parties relating to the transactions contemplated by this Agreement under the HSR Act and any other Competition Law. Buyer shall not, nor shall it permit any of its Affiliates to, without the prior written consent of the Sellers, take any action, omit to take any action or enter into any transaction that could reasonably be expected to impair, significantly delay, prejudice or prevent expiration or termination of the applicable waiting periods or the obtainment of approvals, consents and authorizations from any Governmental Authority before the End Date.

(f) Each of the Sellers and Buyer shall reasonably cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Sellers or any of its Affiliates (including the Transferred Companies and their respective Subsidiaries) to (i) make, or to cause to be made, any payment to any third Person, (ii) commence any action, suit or other legal proceeding or (iii) offer to grant any accommodation (financial or otherwise) to any third Person in each case in order to obtain the consent or approval of such third Person under any Material Contract or Real Property Lease.

Section 4.4 Further Assurances. From time to time after the Closing Date, at the request of another party, without further consideration and at the expense of the party so requesting, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Section 4.5 Employees and Employee Benefits.

(a) No earlier than two (2) Business Days prior to, and no later than, Closing, the Sellers shall provide to Buyer an updated version of Schedule 2.15(a) that is true and complete as of such date. For a period beginning on the Closing Date and continuing thereafter for twelve (12) months (the “Continuation Period”, provided, that for purposes of subclause (iii) below the Continuation Period shall, in no event, extend beyond December 31, 2021), Buyer shall provide, or shall cause the Transferred Companies and their respective Affiliates to provide, Business Employees as of the Closing who continue employment with the Transferred Companies or any of their respective Subsidiaries following the Closing (the “Continuing Employees”) with (i) base salary or wage rates that are no less favorable than those provided to such Continuing Employee by the Transferred Companies or their respective Subsidiaries immediately prior to the Closing; (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities (excluding, for the avoidance of doubt, compensation paid under any deferred compensation, defined benefit, retention, change in control and equity-related compensation arrangements) that are no less favorable in the aggregate than those provided to such Continuing Employees by the Transferred Companies or their respective Subsidiaries immediately prior to the Closing and disclosed in Schedule 2.16(a)(i); (iii) employee benefits (excluding equity-based, change in control, retention, retiree medical benefits, defined benefit plans (other than as required by Law) and nonqualified deferred compensation plans) that are no less favorable in the aggregate than the benefits (excluding equity-based, change in control, retention, retiree medical benefits, defined benefit plans (other than as required by Law) and nonqualified deferred compensation plans) provided to each such Continuing Employee by the Transferred Companies or their respective Subsidiaries immediately prior to the Closing; and (iv) with respect to any Continuing Employee whose employment is terminated by Buyer during the Continuation Period, Buyer shall provide, or shall cause its Affiliates to provide, severance benefits to such Continuing Employee, which shall be determined and payable in accordance with the severance benefit plan, agreement or policy maintained by the Sellers or any of their Affiliates for the benefit of such Continuing Employee as of the date hereof and as set forth on Schedule 4.5(a), taking into account all service with the Sellers, the Transferred Companies or their respective Subsidiaries, Buyer and their respective Affiliates in determining the amount of severance benefits payable.

(b) Except as set forth in Schedule 4.5(a) or a Labor Contract, nothing herein shall be deemed to limit the right of Buyer, the Transferred Companies or their respective Affiliates to (A) terminate the employment of any Continuing Employee at any time, (B) change or modify the terms or conditions of employment for any Continuing Employee to the extent such change or modification does not violate the requirements of this Section 4.5 or (C) change or modify any employee benefit plan or arrangement in accordance with their terms to the extent such change or modification does not violate the requirements of this Section 4.5. Notwithstanding the foregoing, the compensation and benefits treatment and terms and conditions of employment afforded to all such Continuing Employees who are covered by a Labor Contract shall be provided in accordance with the applicable Labor Contract and applicable Law, and the provisions of Sections 4.5(a) and (b) shall not apply to such Continuing Employees.

(c) For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer, the Transferred Companies or their respective Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Transferred Companies and their respective Affiliates as of the Closing under similar or comparable Company Plans (excluding equity-based, change in control, retention, retiree medical benefits, defined benefit plans (for Continuing Employees who are not entitled to such benefits immediately prior to Closing) and nonqualified deferred compensation plans) (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Continuing Employee may be eligible to participate following the Closing, each Continuing Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical, vision, short- and long-term disability and/or life insurance benefits to any Continuing Employee, Buyer shall use commercially reasonable efforts to cause, or shall use commercially reasonable efforts to cause its Affiliates (including the Transferred Companies and their respective Subsidiaries) to cause, all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan. Buyer shall use commercially reasonably efforts to cause, or shall use commercially reasonable efforts to cause its Affiliates (including the Transferred Companies and their respective Subsidiaries) to cause, any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan. Buyer shall use reasonable best efforts to establish the New Benefit Plans as promptly as practicable following the date hereof and the Sellers shall use reasonable best efforts to cooperate with Buyer with respect to the foregoing. Subject to the terms of the Transition Services Agreement, if on the Closing Date, Buyer or its Affiliates have not established the New Benefit Plans for the Continuing Employees who participate in the Seller Plans, Sellers shall cause the Seller Plans to continue to provide coverage to such Continuing Employees through March 31, 2021. If, after Buyer’s reasonable best efforts, Buyer is not able to establish the New Benefit Plans by March 31, 2021, the Sellers shall cause the Seller Plans to extend such coverage until April 30, 2021, subject to the terms of the Transition Services Agreement. Any cost incurred by the Sellers in providing any benefits continuation after the Closing Date pursuant to this Section 4.5(e) shall be reimbursed by Buyer under the Transition Services Agreement.

(d) From and after the Closing, Buyer shall honor, or shall cause its Subsidiaries (including the Transferred Companies and their respective Subsidiaries) to honor, all Company Plans in accordance with their terms and shall cause the Transferred

Companies and their respective Subsidiaries to honor the terms of each Labor Contract until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto. For the avoidance of doubt, from and after the Closing, Buyer and its Subsidiaries (including the Transferred Companies and their respective Subsidiaries) shall be responsible for all liabilities under any Company Plan that is a defined contribution plan or a defined benefit plan.

(e) The Sellers shall retain all liabilities and obligations for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred prior to the Closing Date by a Business Employee while participating in a Seller Plan providing such benefits. With respect to claims (i) incurred prior to, on or after the Closing Date by the Continuing Employees and their eligible dependents under a Company Plan or (ii) incurred on or after the Closing Date by the Continuing Employees and their eligible dependents under a New Benefit Plan, in both cases, providing for workers’ compensation short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims, the Subject Companies, Buyer or its Affiliates shall be responsible. For these purposes, a claim shall be deemed to be incurred: (i) in the case of short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits, (ii) in the case of workers’ compensation benefits, when the event giving rise to the claim occurs, (iii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained, (iv) in the case of life insurance benefits, upon death, and (v) in the case of accidental death and dismemberment benefits, at the time of the accident. Notwithstanding any provision of this Section 4.5, the employment of any Business Employee that, prior to the Closing, has a qualifying long-term disability under a Seller Plan providing for long-term disability benefits (such employee, a “Closing LTD Employee”) shall transfer to Sellers or any of their Affiliates prior to the Closing Date and continue to be covered under such Seller Plans, in accordance with the terms and conditions of such plans. Sellers or, if applicable, such Affiliate shall employ such Closing LTD Employee until he or she is cleared to return to work as an active employee, at which time the Closing LTD Employee shall be offered employment with Buyer or one of its Affiliates (including the Subject Companies) and become a Continuing Employee under this Section 4.5; provided that such return-to-work date occurs within one (1) year following the Closing Date or such later date required by applicable Law. Notwithstanding any provision of this Section 4.5, including the foregoing sentence, if a Covered Disabled Employee cannot be covered by Buyer’s (or its Affiliate’s) long-term disability plan as of the time such Covered Disabled Employee is eligible for long-term disability benefits (such date, the “Eligible LTD Date”), the employment of such Covered Disabled Employee shall transfer to the Sellers or any of their Affiliates prior to the Eligible LTD Date to the extent necessary to provide such Covered Disabled Employee’s long-term disability benefits, and the Sellers or such Affiliate shall employ such Covered Disabled Employee until he or she is cleared to return to work as an active employee, at which time the Covered Disabled Employee shall be offered employment with Buyer or one of its Affiliates (including the Subject Companies); provided that such return-to-work date occurs within one (1) year following the Eligible LTD Date or such later date required by applicable Law. Buyer shall bear all costs for (i) salary and benefits continuation for Covered Disabled Employees and (ii) any incremental administration services costs for Covered Disabled Employees under the Seller’s short-disability plan. For purposes of this Agreement, a “Covered Disabled Employee” shall mean any Business Employee who is receiving short-term disability benefits as of the Closing Date.

(f) Following the Closing Date, Buyer shall, or shall cause its Subsidiaries (including the Subject Companies) to, pay at the time that the Subject Companies would have customarily made such bonus payments, a bonus to each Continuing Employee who participates in a Benefit Plan that is a fiscal 2020 cash-based short-term bonus plan or commission plan no less than the amount each such Continuing Employee earned (but has not yet been paid) as of the Closing Date under such plan in accordance with the terms of each such plan and set forth in the Applicable Accounting Principles, subject to any applicable Tax withholding. Without limiting the generality of Section 4.5(a), with respect to any 2021 fiscal year cash-based short-term bonus plan or commission plan established or maintained by Buyer or its Subsidiaries (including the Subject Companies) for the Continuing Employees, Buyer shall pay bonuses at the time that the Subject Companies would have customarily made such bonus payments in an aggregate amount no less than the accrued liability for such bonuses in the Closing Working Capital for the period from January 1, 2021 through the Closing Date, subject to any applicable Tax withholding.

(g) Buyer shall not, and shall cause its Affiliates (including the Transferred Companies and their respective Subsidiaries) to not, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local Law (collectively, “WARN”) or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee that would result in any liability to the Sellers. Buyer shall be responsible for causing the Subject Companies to provide any required notice under WARN and any other applicable Law and otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other applicable Law occurring after the Closing. At or promptly following the Closing, the Sellers will provide to Buyer a list of U.S.-based employees of Seller or its Affiliates (including the Subject Companies) who experienced an employment loss or layoff (as defined in WARN) within ninety (90) days prior to the Closing and who were located at a site of employment where Continuing Employees will be located following the Closing, along with the date of the employment loss or layoff and the relevant site of employment for purposes of WARN.

(h) No later than 45 days following the Closing Date, Buyer shall, or shall cause its Subsidiaries (including the Transferred Companies) to, make the payments to the Persons named on the estimated Closing Retention Payments Schedule in the respective amounts specified therein for each such Person, subject to any applicable Tax withholding.

(i) No provision of this Agreement or this Section 4.4 shall (i) create any third-party beneficiary or other rights in any current or former employee, director (or equivalent), officer or independent contractor of the Subject Companies or otherwise to enforce the provisions of this Section 4.4, (ii) be construed as an amendment, waiver, modification, or creation of any Benefit Plan or other employee benefit plan, program, policy, or arrangement, (iii) limit in any way the right of any of the Sellers, Buyer, or their respective Affiliates to amend or terminate any Benefit Plan or other employee benefit plan, program, policy, or arrangement at any time or (iv) create any right to employment, continued employment, or any term or condition of employment with the Sellers, Buyer, or their respective Affiliates.

(j) Prior to the Closing, the Subject Companies shall comply in all material respects with their obligations to inform and consult with, and in respect of, the Business Employees, whether the same arises under a Labor Contract, employee consultation bodies or applicable Law. From and after the Closing, Buyer shall, and shall cause its Affiliates to, take such steps as are required by applicable Law, the terms of any applicable Labor Contract or any employee consultation bodies, as applicable, or as are otherwise reasonably required by any Subject Company to facilitate compliance by the Subject Companies with their obligations to inform and consult.

(k) Subject to the terms of the Transition Services Agreement, the Sellers shall, and shall cause their applicable Affiliates to, retain, honor and discharge in full, as and when due, all obligations and Liabilities (including any withholding Tax Liability) arising in respect of any period prior to the Closing under any Seller Plan that is a deferred compensation plan or an equity-based compensation plan, in each case, arising with respect to any Business Employee or former employee of the Subject Companies.

(l) Nothing contained in this Section 4.5 shall restrict or prohibit Buyer or, following the Closing, the Subject Companies from taking any action with respect to compensation and benefits that Buyer determines in good faith using reasonable business judgment is commercially necessary to respond to COVID-19 and/or the effects thereof; provided, that (1) if Buyer effects a furlough of Continuing Employees, Buyer shall use reasonable efforts to maintain the availability of the health insurance of such Continuing Employees during the period of such furlough (subject to any required employee contributions) and (2) if the employment of any Continuing Employee is terminated due to COVID-19 and/or the effects thereof, the provision of clause (iv) of Section 4.5(a) shall apply with respect to such termination.

Section 4.6 Public Announcements. So long as this Agreement is in effect, none of Buyer or its Affiliates or representatives or Domtar, the Sellers or their respective Affiliates shall issue or cause the publication of any press release or other public statement relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which approval shall not be unreasonably withheld or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, in which event such party shall provide, on a basis reasonable under the circumstances, an opportunity to the other party to review and comment on such press release or other announcement in advance, and shall consider such comments in good faith; provided, that Buyer and its Affiliates that are private equity funds or other investment funds or vehicles may disclose any information concerning the transactions contemplated by this Agreement to investors, limited partners and potential investors, who are subject to customary confidentiality restrictions with respect thereto, in connection with such Affiliates’ fundraising, marketing, informational and reporting activities.

Section 4.7 Release of Guarantees; Affiliate Arrangements.

(a) Buyer shall use commercially reasonable efforts, and the Sellers shall use commercially reasonable efforts to cooperate with Buyer, to cause each Seller Guaranty set forth on Schedule 4.7(a) to be released and canceled at the Closing; provided, however, that to the extent that any Seller Guaranty cannot be so released and canceled, Buyer shall use its commercially reasonable efforts to cause itself or one of its Affiliates to be substituted for the member of the Seller Group directly affected thereby in respect of such Seller Guaranty (or, if not possible, added as the primary obligor with respect thereto) to be effective as of Closing. Each Seller Guaranty outstanding as of the date hereof is set forth on Schedule 4.7(a). If Buyer is not able to either release and cancel such Seller Guaranty or cause itself or one of its Affiliates to be so substituted in all respects in respect of such Seller Guaranty as of the Closing, then Buyer shall indemnify, defend and hold harmless such member of the Seller Group with respect to all Losses or expenses that might arise or be incurred by such member of the Seller Group after the Closing with respect to any such Seller Guaranty to the extent of any liability arising thereunder.

(b) Except as set forth in Schedule 4.7(b), at or prior to the Closing, the Sellers shall, and shall cause the Seller Group to, cause all Affiliate Arrangements to be settled and/or terminated and canceled in their entirety without any further Liability to, or obligation of, the Transferred Companies or their respective Subsidiaries, from and after the Closing, in each case, pursuant to documentation in Approved Form.

Section 4.8 Use of Seller Marks; License.

(a) As of the Closing, the Sellers grant each of the Transferred Companies and its respective Subsidiaries and Buyer and its Affiliates a limited, non-exclusive, non-transferable license to use the Seller Marks solely in connection with the Business, solely to the extent and in the manner in which such Seller Marks were used in the Business in the twelve (12) months prior to the Closing Date, for a period beginning on the Closing Date and ending on the date that is (i) twelve (12) months following the Closing Date with respect to the use of such Seller Marks on inventory, packaging, equipment, facilities, stationery, business cards and other similar materials bearing the Seller Marks and (ii) six (6) months following the Closing Date with respect to all electronic or digital uses of such Seller Marks, including on Internet-hosted websites and advertisements, email addresses, and digital and mobile applications.

(b) Any use of the Seller Marks by the Transferred Companies or their respective Subsidiaries or by Buyer or its Affiliates, and all goodwill arising therefrom, shall inure to the benefit of the Sellers. None of the Transferred Companies, their respective Subsidiaries, Buyer or any of Buyer’s Affiliates shall contest the ownership or validity of any rights of the Sellers in or to the Seller Marks.

(c) Effective as of the Closing, the Sellers hereby grant, and have caused and will cause their applicable Affiliates (including, without limitation, EAM Corporation) to grant to Buyer, the Subject Companies and their controlled Affiliates, a non-exclusive, perpetual, irrevocable, royalty-free license, under any Intellectual Property (other than (i) Marks and issuances, registrations and applications for any Marks and (ii) domain names) solely to the extent that such Intellectual Property is currently used in the operation of the Business and owned or licensable by any of Sellers and such Affiliates as of the Closing, to design, manufacture, use, market and distribute absorbent hygiene products, including adult incontinence and infant diaper products, however specifically excluding the right to manufacture, or have manufactured, or purchase from a third party, absorbent cores that are currently purchased from Sellers and/or EAM Corporation (the “Licenses”). The License will be sub-licensable by the Buyer, the Subject Companies and their controlled Affiliates to manufacturers, vendors, resellers, distributors, and customers of Buyer, the Subject Companies and their controlled Affiliates in connection with the sourcing and provision of the absorbent hygiene products and services of Buyer, the Subject Companies and their controlled Affiliates. The License will be assignable in connection with a merger, acquisition, reorganization, restructuring, or sale of substantial assets of the Business by any of Buyer, the Subject Companies and/or their controlled Affiliates.

Section 4.9 Director and Officer Indemnification.

(a) For a period of six (6) years after the Closing Date, Buyer shall cause the Transferred Companies and their respective Subsidiaries to, indemnify and hold harmless each former and present director, manager or officer of the Transferred Companies or any of their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, in connection with such persons serving as an officer, director, manager, employee or other fiduciary of the Subject Companies or of any other Person if such service was at the request of or for the benefit of the Transferred Companies or any of their respective Subsidiaries, to the fullest extent permitted by Law and as provided in their respective Organizational Documents as in effect on the date of this Agreement and made available by the Sellers to Buyer prior to the date of this Agreement. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Buyer in writing on or prior to the sixth (6th) anniversary of the Closing Date of a matter in respect of which such Person is seeking indemnification pursuant to this Section 4.9, the provisions of this Section 4.9 shall continue in effect with respect to such indemnification claim until the final disposition thereof.

(b) For a period of six (6) years after the Closing Date, Buyer, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the Organizational Documents of the Transferred Companies and each Subsidiary of the Transferred Companies regarding elimination of liability, indemnification and advancement of expenses in effect as of the date hereof, and, during such six (6)-year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Closing was a Company Indemnified Party without the express written consent of such affected Company Indemnified Party, except as required by applicable Law.

(c) Buyer shall cause the Transferred Companies to either (i) continue to maintain in effect for a period of no less than six (6) years after the Closing Date each Transferred Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase “runoff” D&O Insurance (from a carrier with the same or better credit rating as such Transferred Company’s D&O Insurance carrier) for such six (6)-year period, in each case, with coverage for the persons who are covered by such Transferred Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as such Transferred Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Closing; provided that in no event shall Buyer or the Transferred Companies be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of three hundred fifty percent (350%) of the amount per annum the applicable Transferred Company paid in its last full fiscal year (the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, Buyer shall, or shall cause the applicable Transferred Company to, purchase the most advantageous policy available for an amount not to exceed the Premium Cap. If requested by Buyer, the Transferred Companies will purchase, prior to the Closing Date and at Buyer’s expense, a prepaid “tail policy” for a period of no more than six (6) years after the Closing Date with coverage for the persons who are covered by the respective Transferred Companies’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as such Transferred Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Closing, in which event Buyer shall cease to have any obligations under the first sentence of this Section 4.9(c). In the event that Buyer elects for the applicable Transferred Company to purchase such a “tail policy,” such Transferred Company shall (and Buyer shall cause such Transferred Company to) maintain such “tail policy” in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder. For purposes of this Section 4.9(c), any reference to US Holdco’s existing D&O Insurance or US Holdco’s D&O Insurance in place as of the date of this Agreement shall be deemed to be a reference to Domtar AI’s existing D&O Insurance with respect to the Business or Domtar AI’s D&O Insurance with respect to the Business in place as of the date of this Agreement, respectively.

(d) In the event that Buyer or a Transferred Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Buyer shall cause the successors and assigns of Buyer or such Transferred Company, as the case may be, to succeed to or assume the applicable obligations of such party set forth in this Section 4.9.

(e) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, at Law or otherwise.

Section 4.10 R&W Policy. If Buyer obtains a buyer-side representation and warranty insurance policy in connection with the transactions contemplated by this Agreement (a “R&W Policy”), (1) Buyer shall provide Domtar with a true and complete copy of such R&W Policy prior to the binding thereof, (2) such R&W Policy shall include a provision reasonably acceptable to Domtar whereby the insurer under the R&W Policy expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights (other than with respect to fraud) against the Sellers, or any former or current equityholder(s), managers, members, directors (or equivalent), officers, employees, agents or representatives of the Sellers with respect to any claim made by an insured thereunder, and (3) Buyer shall not waive, amend or modify such subrogation provision, or allow such subrogation provision to be waived, amended or modified, without the prior written consent of Domtar.

Section 4.11 Financing.

(a) Upon request by the Sellers, (i) Buyer shall keep the Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing, including material activity and timing considerations and (ii) shall provide to the Sellers copies of all final definitive documents relating to the Debt Financing (together with the Debt Commitment Letter, the “Debt Financing Documents”). Without limiting the foregoing, Buyer shall notify the Sellers promptly, if at any time prior to the Closing Date, (i) any of the Debt Financing Documents expires or is terminated for any reason, (ii) there is a material breach of, or default under, any Debt Financing Document by any party thereto of which Buyer becomes aware, (iii) a counterparty indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Commitment Letters or the Debt Financing Documents, as applicable, in the case of the Debt Financing, on terms and conditions no less favorable to Buyer than the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions applicable thereto), or (iv) Buyer becomes aware of any fact, circumstance, event or other reason that it reasonably expects will result in Buyer not being able to obtain on a timely basis all or any portion of the Financing to be funded at the Closing on substantially the terms described in the Equity Commitment Letter or the Debt Financing Documents, as applicable. It is understood and agreed that nothing in this Section 4.11(a) shall require Buyer to disclose any information that is subject to attorney-client privilege or the disclosure of which would result in the breach of any of Buyer’s confidentiality obligations set forth in the Debt Commitment Letter (as in effect on the date hereof).

(b) Buyer shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things reasonably necessary to arrange and to obtain the Equity Financing and Debt Financing on a timely basis on the terms and conditions set forth in the Equity Commitment Letter and Debt Financing Documents, as applicable, including by using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters on the terms and conditions contained therein until the transactions contemplated by this Agreement are consummated or until this Agreement is terminated in accordance with its terms, (ii) enter into definitive agreements with respect to the Debt Financing on terms and conditions no less favorable to Buyer than the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions applicable thereto), (iii) satisfy (or obtain a waiver of) on a timely basis all conditions and covenants applicable to Buyer or any of its Affiliates in the Commitment Letters and any Debt Financing Documents and otherwise comply with its obligations thereunder, in each case, to the extent reasonably necessary to arrange and to obtain the Equity Financing and Debt Financing on a timely basis and that are within Buyer’s control and (iv) upon satisfaction of the conditions to funding of the Financing set forth in the Commitment Letters (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) consummate the Financing contemplated by the Equity Commitment Letter and the Debt Financing Documents, as applicable, substantially concurrently with the Closing. Buyer shall not replace, amend or modify the Commitment Letters or the Debt Financing Documents, and Buyer shall not permit any provision thereof to be waived, in a manner which would, in any case, (A) reduce the aggregate amount of the Financing to be funded at the Closing, (B) impose new or additional conditions to the funding of the Financing or amend, expand, modify or waive any of the conditions thereto (unless such new, additional, amended, expanded, modified or waived conditions, would not reasonably be expected to prevent, materially impair or materially delay the funding of the full amount of the Financing), or (C) reasonably be expected to prevent, materially impair or materially delay the funding of the full amount of the Financing or materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, in each case, without the prior written consent of the Sellers (any such replacement, amendment, modification or waiver set forth in clauses (A) through (C) above, a “Prohibited Amendment”); provided, that (a) Buyer shall provide the Sellers copies or a written notice, as applicable, of the Commitment Letters as amended, replaced, modified or waived promptly after the time any such replacement, amendment, modification or waiver is effected and (b) any amendment or modification to the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or Persons fulfilling similar roles or providing commitments in respect of the Debt Financing shall not be restricted by this sentence to the extent otherwise not constituting a Prohibited Amendment. Upon any such replacement, amendment or other modification of, or waiver under, the Commitment Letters or any other Debt Financing Documents in accordance with this Section 4.11(b), the term “Equity Commitment Letter” or “Debt Commitment Letter” or “Debt Financing Documents”, as applicable (and consequently the terms “Debt Financing,” “Equity Financing” and “Financing” shall mean the Equity Financing and Debt Financing contemplated by such Equity Commitment Letter or Debt Commitment Letter or Debt Financing Document, as applicable, as so replaced, amended, modified or waived), shall mean such Equity Commitment Letter or Debt Commitment Letter or Debt Financing Document, as applicable, as so replaced, amended, modified or waived.

(c) If all or any portion of the Debt Financing to be funded at the Closing becomes unavailable on the terms and conditions contemplated in the Debt Commitment

Letter (or any definitive documentation relating thereto), Buyer shall provide prompt written notice to the Sellers and use its reasonable best efforts to arrange and obtain alternative debt financing on terms and conditions no less favorable to Buyer than the terms and conditions of the Debt Commitment Letters (including any “flex” provisions applicable thereto) and in an amount sufficient, when added to the portion of the Financing that is available to pay in cash the Required Amount (the “Alternative Financing”) and to obtain, and, if obtained, to provide the Sellers with a copy of, a new financing commitment letter (and/or, if applicable, definitive documents relating thereto) relating to the Alternative Financing as promptly as practicable following the occurrence of such event. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the terms “Debt Commitment Letter” and “Debt Financing Documents” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing.

Section 4.12 Financing Cooperation.

(a) Prior to the Closing, and subject to the terms and conditions of this Agreement, the Sellers shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the Subject Companies and their respective officers, managers, directors (or equivalent) and employees and representatives to use commercially reasonable efforts to provide, customary cooperation (to the extent consistent with this Agreement) as may be reasonably requested by Buyer, and at Buyer’s sole cost and expense, in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter, including by (i) furnishing Buyer and its Debt Financing Sources with the Required Information under clause (x) thereof and using commercially reasonable efforts to furnish Buyer and its Debt Financing Sources with the Required Information under clause (y) thereof, (ii) using commercially reasonable efforts to participate in a reasonable number of meetings, rating agency meetings and due diligence sessions and sessions with prospective Debt Financing Sources and potential lenders of the Debt Financing, at times and at locations reasonably acceptable to the Transferred Companies, including direct contact between management with appropriate seniority and expertise of the Subject Companies, on the one hand, and the actual and potential Debt Financing Sources and potential lenders of the Debt Financing, on the other hand, (iii) assisting with the preparation of customary rating agency presentations, lender presentations (including “public” versions thereof), bank information memoranda (including “public” versions thereof), and other similar documents, and using commercially reasonable efforts to identify any portion of the information that constitutes material non-public information, and delivering customary authorization letters with respect to the bank information memoranda relating to the Debt Financing, (iv) at least three (3) Business Days prior to the Closing Date, furnishing all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, that has been requested by Buyer at least nine (9) Business Days prior to the Closing Date, (v) using commercially reasonable efforts to take corporate actions reasonably necessary to permit the consummation of the Debt Financing, (vi) using commercially reasonable efforts to permit the Debt Financing Sources to evaluate the Subject Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (vii) using commercially reasonable efforts to cooperate with Buyer in its efforts to obtain surveys, appraisals, non-invasive environmental reports, title insurance and insurance certificates at the expense of and as reasonably requested by Buyer or the Debt Financing Sources, (viii) using commercially reasonable efforts to cooperate with Buyer to satisfy the conditions precedent set forth in the Debt Financing Documents to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, the Transferred Companies and their Subsidiaries, (ix) executing and delivering the definitive agreements with respect to the Debt Financing (including guarantee and collateral documents and customary closing certificates with respect to the Debt Financing) (excluding, for the avoidance of doubt, any solvency certificates) as may be required by the Debt Financing and assisting with the preparation of any related schedules thereto (including, without limitation, providing information in the possession of, or reasonably ascertainable by, the Subject Companies in connection therewith) and (x) taking reasonable steps to facilitate the pledging of, and granting of Liens on, collateral for the Debt Financing, including by assisting with obtaining releases of existing Liens of the Transferred Companies and their Subsidiaries (to the extent not contemplated under this Agreement to survive the consummation of the Closing). The obligations of the Sellers under this Section 4.12 shall not, (i) unreasonably disrupt or interfere with the business or operations of the Sellers or the Subject Companies; (ii) nothing in this Section 4.12 shall require cooperation to the extent that it would cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or conflict with or violate any Organizational Document or material Contract of the Sellers or any Transferred Company or any of their respective Affiliates, in each case, not entered into in contemplation of avoiding the requirements of this Section 4.12; (iii) require the Sellers, any Transferred Company or any of their respective Affiliates to pay any commitment or other similar fee or incur or assume, prior to the Closing Date, any other liability, or provide or agree to provide any indemnity, in each case, that is not contingent upon the Closing (except, for the avoidance of doubt, with respect to customary authorization letters set forth in clause (iii) of the immediately preceding sentence), and in each case, in connection with the financings contemplated by the Debt Financing Documents or the Debt Financing (other than to the extent reimbursed or indemnified by the Buyer pursuant to this Section 4.12); (iv) require the directors or managers (or equivalent) of the Sellers or any Transferred Company or any of their respective Affiliates, acting in such capacity, to adopt any resolutions or consents to approve or authorize the Debt Financing except to the extent such resolutions or consents are effective on or after the occurrence of the Closing; (v) require the Sellers or any Transferred Company or any of their respective Affiliates or their respective directors (or equivalent), managers, officers or employees to execute, deliver or enter into any agreement, document, certificate or instrument with respect to the Debt Financing except to the extent it is contingent upon the Closing or would not be effective prior to the Closing (other than customary authorization letters set forth in clause (iii) of the immediately preceding sentence); (vi) require the Sellers, any Transferred Company or any of their respective Affiliates or their respective officers, managers, directors (or equivalent), employees or representatives to provide access to or disclose information that is subject to attorney-client privilege or the disclosure of which would result in the breach of any confidentiality requirements applicable to the Sellers, the Transferred Companies or any of their respective Affiliates under contracts that were not entered into in contemplation of avoiding the requirements of this Section 4.12; (vii) require the officers, managers, directors (or equivalent), employees, accountants, legal counsel or other representatives of the Subject Companies or the Sellers to incur any personal liability; or (viii) require the Sellers, any Transferred Company or any of their respective Affiliates or their respective officers, managers, directors (or equivalent), employees or representatives to provide (and, in the case of clauses (1) and (2), Buyer shall be responsible for) (1) pro forma financial statements or any pro forma information, including any pro forma adjustments (other than, for the avoidance of doubt, available information reasonably requested and necessary for Buyer to prepare an unaudited pro forma balance sheet and related unaudited pro forma statement of operations in accordance with GAAP as of and for the twelve-month period ending on the last day of the most recently completed fiscal period for which financial statements are delivered pursuant to clause (x) of Required Information, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting), (2) projections or other forward-looking statements relating to any component of the Debt Financing or (3) financial statements other than pursuant to clause (x) of Required Information. Sellers hereby consent to the reasonable use of the Transferred Companies’ and their Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used in a manner that is not intended to, nor reasonably likely to, harm or disparage Sellers or any of the Subject Companies or their respective reputation or goodwill. Notwithstanding anything in this Agreement (including the foregoing) to the contrary, it is understood and agreed that the condition set forth in Section 6.2(b), as applied to the Sellers’ obligations under this Section 4.12, shall be deemed to be satisfied unless the failure to perform or observe any covenants, obligations or other agreements contained in this Section 4.12 is the proximate cause of the Debt Financing having not been obtained.

(b) Buyer shall indemnify and hold harmless each of the Sellers, the Transferred Companies, their respective Affiliates and their respective partners, officers, managers, directors (or equivalent), employees, accountants, legal counsel and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 4.12 and any information utilized in connection therewith other than to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (i) arise from the use of historical information relating to the Subject Companies furnished in writing by or on behalf of the Sellers or the Subject Companies specifically for use in connection with the Debt Financing or (ii) are a result of the bad faith, gross negligence or willful misconduct of the Sellers or the Subject Companies (as determined by a court of competent jurisdiction in a final non-appealable judgment). Buyer shall, promptly upon request of the Sellers, reimburse the Sellers, the Transferred Companies and their respective Affiliates for all out-of-pocket costs and expenses incurred by the Sellers, the Transferred Companies or their respective Affiliates (including reasonable fees and expenses of attorneys, auditors, consultants and other agents) in connection with the cooperation contemplated by this Section 4.12. For the avoidance of doubt, the parties acknowledge and agree that the provisions contained in this Section 4.12 represent the sole obligation of the Sellers, the Transferred Companies and their respective officers, directors (or equivalent), employees, accountants, consultants, legal counsel, agents and other representatives with respect to cooperation in connection with the arrangement of the Debt Financing.

(c) The Sellers shall use reasonable best efforts to (1) promptly following the execution and delivery of this Agreement, cause the Subject Companies to engage PricewaterhouseCoopers LLP to audit (on terms in form and substance satisfactory to Buyer, acting reasonably) combined financial statements of the Personal Care Division of Domtar Corporation for the fiscal year ended December, 31, 2020, including the combined balance sheet as of December 31, 2020 and the related combined statements of earnings (loss) and comprehensive income (loss), cash flows and divisional equity for the fiscal year then ended (“2020 Audited Financials”) and (2) cause the Subject Companies to (x) ensure that such 2020 Audited Financials are prepared in accordance with GAAP and on a basis consistent with the Financial Statements, and (y) cause PricewaterhouseCoopers LLP to issue an audit opinion with respect thereto by no later than April 15, 2021. If the Closing occurs (x) on or after the date of issuance of the 2020 Audited Financials, the Sellers shall use reasonable best efforts to deliver to Buyer a copy of the completed 2020 Audited Financials, together with such audit opinion, promptly upon the completion thereof, or (y) prior to the date of issuance of the 2020 Audited Financials, the Sellers shall use reasonable best efforts to provide Buyer, the Subject Companies and their respective Representatives with such cooperation, information and access (including, subject to execution of customary access letters, work papers) regarding the Subject Companies and the Business as is reasonably requested, available and necessary for Buyer, the Subject Companies and PricewaterhouseCoopers LLP to complete the 2020 Audited Financials by no later than April 15, 2021 in the manner described in the preceding sentence. Such cooperation, information and access shall be provided in accordance with the applicable procedures set forth in Section 4.2(b) (applied on a mutatis mutandis basis) and the out-of-pocket costs of preparing the 2020 Audited Financials, including the fees of PricewaterhouseCoopers LLP incurred in connection therewith, and other cooperation by the Sellers, the Subject Companies and any of their respective Representatives, shall be borne in their entirety by Buyer. In addition, if the Closing has not occurred by March 31, 2021, the Sellers shall use reasonable best efforts prior to and until the Closing to cause the Subject Companies to timely prepare (with a target completion date not later than May 14, 2021) financial statements of the Personal Care Division of Domtar Corporation for the fiscal quarter ended March 31, 2021, including the combined balance sheet as of March 31, 2021 and the related combined statements of earnings (loss) and comprehensive income (loss), cash flows and divisional equity for the fiscal quarter then ended; provided that all out-of-pocket costs of preparing such financial statements shall be borne in their entirety by Buyer.

(d) All information provided by the Sellers, the Transferred Companies or their respective Affiliates or representatives pursuant to this Section 4.12 shall be kept confidential in accordance with the Confidentiality Agreement.

(e) For the avoidance of doubt and notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that it obtains financing for, or related to, any of the transactions contemplated by this Agreement.

Section 4.13 Transition Cooperation.

(a) The parties shall cooperate between the date hereof and Closing to take such actions, including preparation and planning, reasonably necessary to ensure that the Sellers and Buyer are able to fully perform the Services (as defined in the Transition Services Agreement) and other obligations required to be performed by them beginning on the Closing Date pursuant to the Transition Services Agreement in, subject to the following sentence, substantially the form attached as Exhibit D hereto, and that Buyer is able to operate the Business, immediately following the Closing and to transition to operating the Business on a standalone basis as soon as reasonably practicable thereafter. The parties acknowledge and agree that there are further information and details that need to be incorporated or modified prior to the Closing in the draft schedules to the Transition Services Agreement included with the form thereof attached as Exhibit D hereto, including, among other things, (i) the inclusion of additional services that would constitute Omitted Services (as defined the Transition Services Agreement) if such services were incorporated into the schedules of the Transition Services Agreement during the six (6) month period following the Closing, (ii) the finalization of the information technology schedule, and (iii) in order to insure that Buyer can operate the Business following the Closing in a manner substantially consistent with the Sellers’ operation of the Business prior to the Closing and at costs under the Transition Services Agreement that, if not specified in the Transition Services Agreement, are at Sellers’ actual cost. Accordingly, prior to the Closing, Buyer and the Sellers shall each use their respective commercially reasonable efforts to negotiate in good faith and mutually agree upon final versions (subject to any updates or modifications made following the Closing in accordance with the terms of the Transition Services Agreement) of the schedules to the Transition Services Agreement. In addition, between the date hereof and Closing, (x) explicit step-downs in Service Fees and timing are to be mutually determined in good faith by Buyer and the Sellers (taking into consideration both the timing and cost of Seller contract renewals associated with providing the Services, if applicable) on a Service-by-Service basis with the objective of minimizing costs for both Buyer and the Sellers and (y) Buyer and the Sellers shall cooperate in good faith to prepare a pre-approval process with respect to costs and expenses incurred by each Party that would be subject to the sharing arrangement set forth in Section 4.4 of the Transition Services Agreement.

(b) Buyer and the Sellers shall cooperate in good faith to formalize the cost-sharing arrangement described in Item 4 of Section 2.10(a) to the Disclosure Schedules and, subject to obtaining any necessary landlord consents (which the parties hereto shall use commercially reasonable efforts to obtain), a related sublease, in each case, in form and substance reasonably acceptable to each of Buyer and Domtar prior to the Closing.

Section 4.14 Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Non-Competition Period”), the Sellers shall not, and shall not permit any of their controlled Affiliates to, directly or indirectly (i) engage in the design, manufacturing, marketing, sale and/or distribution of finished absorbent hygiene products, including adult incontinence, feminine hygiene, and infant, child, and youth products; or (ii) have an interest in any Person that engages directly or indirectly in the design, manufacturing, marketing, sale and/or distribution of finished absorbent hygiene products, including, adult incontinence, feminine hygiene, and infant, child, and youth products; provided, however, that the foregoing clauses (i) and (ii) shall not restrict Sellers and their Affiliates from designing, manufacturing, marketing, selling and/or distributing absorbent cores for use by third parties as an integral component of a finished absorbent product, including adult incontinence, feminine hygiene, absorbent hygiene and/or infant diaper products, so long as the finished absorbent product is not marketed using, and does not prominently display, the name “Domtar”. The foregoing shall not restrict the Sellers and their Affiliates from owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if none of the Sellers or their Affiliates is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person. For the avoidance of doubt, this Section 4.14(a) shall not apply to any transaction or agreement, including the Pulp Supply Agreement and the Air-laid Supply Agreement and the transactions contemplated thereby, between Buyer and its Affiliates (including the Transferred Companies and their respective Subsidiaries), on the one hand, and the Sellers and their Affiliates, on the other hand.

(b) For a period of two (2) years commencing on the Closing Date (the “Non-Solicit Period”, and together with the Non-Compete Period, the “Restricted Periods”), the

Sellers shall not, and shall not permit any of their controlled Affiliates to directly or indirectly, solicit or hire or engage any Business Employee or encourage any Business Employee to leave or diminish his or her employment or other relationship with any of the Subject Companies. The foregoing shall not prevent the Sellers or any of their Affiliates from (i) engaging in a general solicitation which is not directed specifically to any Business Employee or independent contractor of any of the Subject Companies or (ii) soliciting or hiring any Business Employee whose employment has been terminated either by such Business Employee or by any Subject Company (without “cause”) more than six (6) months prior to the date of such solicitation or hiring.

(c) The Sellers acknowledge that a breach or threatened breach of this Section 4.14 will give rise to irreparable harm to Buyer, for which monetary damages will not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without having to post bond, together with an award of Buyer’s reasonable attorneys’ fees incurred in enforcing its rights hereunder. The Restricted Periods shall be tolled, and shall not run, during the period of any breach by the Sellers of this Section 4.14.

(d) The Sellers acknowledge that the restrictions contained in this Section 4.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.14 is adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provision hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. No breach of any provision of this Agreement shall operate to extinguish each of the Seller’s obligation to comply with this Section 4.14.

Section 4.15 Insurance Coverage. From and after the Closing Date, the Sellers agree (a) to the extent that any claim related to the Business or the Subject Companies that arises out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to Closing Date is made against Buyer or any Subject Company and the

Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), upon Buyer’s written request, to submit such Insurance Coverage Claim upon receipt of such written request thereof to the insurer under the applicable insurance policy for potential payment and (b) to cooperate reasonably with Buyer to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage). In the event that (i) any Seller Group member receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder, (ii) such claim has been paid by Buyer, and (iii) neither the Seller Group members nor any of their Affiliates have made any payment (or otherwise incurred any Liability) with respect thereto, the Sellers shall promptly pay or reimburse Buyer with respect to the amount so paid by Buyer in accordance with this Section 4.15.

Section 4.16 Spanish Grants Payment. After the Closing, Buyer shall use its commercially reasonable efforts to cause the Subject Companies to obtain those certain Spanish national and regional cash grants for production lines 22 and 24 at the Toledo facility in the amounts of €1.35 million and €0.9 million, respectively (the “Spanish Grants”), in each case to the extent not received by the Sellers or the Subject Companies prior to the Closing. Buyer shall keep the Sellers reasonably apprised of the status of efforts to obtain the Spanish Grants, including by providing the Sellers copies of relevant correspondence with the Governmental Authorities making such Spanish Grants. Upon receipt of all or a portion of the Spanish Grants by the Subject Companies after the Closing, Buyer shall promptly notify Domtar and pay, or cause to be paid, to Domtar by wire transfer in immediately available funds an amount in euros equal to the amount of such Spanish Grants received by the Subject Companies (net of any Taxes or out-of-pocket costs or expenses incurred by Buyer or the Subject Companies in connection therewith) in accordance with wire transfer instructions notified by Domtar to Buyer.

ARTICLE 5

TAX MATTERS

Section 5.1 Tax Returns.

(a) The Sellers shall (at their expense) be responsible for preparing and filing, or causing to be prepared and filed, all Tax Returns (i) of the Transferred Companies and their respective Subsidiaries that are due (taking into account extensions) on or prior to the Closing Date or (ii) that are Consolidated or Combined Returns.

(b) After the Closing, Buyer (at its expense) shall be responsible for preparing and filing all other Tax Returns relating to the business or assets of the Transferred Companies and their respective Subsidiaries; provided, however, that in the case of any such Tax Return with respect to a Pre-Closing Tax Period or a Straddle Period, not later than twenty (20) Business Days prior to the due date for filing such Tax Return by Buyer, Buyer shall provide Domtar with a copy of such draft Tax Return for Domtar’s approval

(not to be unreasonably withheld, conditioned or delayed) and shall accept reasonable changes to such Tax Return as may be requested by Domtar.

(c) Without the prior written consent of Domtar (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates to, amend any Tax Returns, extend or waive any statute of limitations or make or change any Tax elections or accounting methods, in each case with respect to any of the Transferred Companies or their respective Subsidiaries relating to a Pre-Closing Tax Period or a Straddle Period, except to the extent required by Tax Law. Upon a determination by Buyer or any such Affiliate that such amendment, extension or waiver or making or changing of any Tax elections or accounting methods is so required by Tax Law, Buyer shall promptly notify Domtar of such determination together with draft copies of any such amendment, extension or waiver or making or change of any Tax elections or accounting methods.

Section 5.2 Seller Tax Indemnity. Domtar shall indemnify and hold harmless Buyer from and against any and all Losses attributable to or arising out of, without duplication, (i) Consolidated Income Tax Liabilities of the Transferred Companies or their respective Subsidiaries attributable to any Pre-Closing Tax Period or arising under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law by virtue of any of the Transferred Companies or any of their respective Subsidiaries having been a member prior to the Closing of a consolidated, combined, affiliated, unitary or other similar tax group that includes a member of the Seller Group, (ii) Taxes for which any of the Transferred Companies or any of their respective Subsidiaries are liable for any Pre-Closing Tax Period, (iii) any Liabilities incurred by any of the Subject Companies pursuant to any Tax allocation, Tax indemnity or Tax sharing agreement (in each case, other than those contained in agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) entered into on or prior to the Closing, and in effect after the Closing, and (iv) the employer portion of any payroll Taxes of the Subject Companies deferred from a Pre-Closing Tax Period to a Tax period or a portion thereof beginning after the Closing Date under the CARES Act. Notwithstanding the foregoing, Domtar shall not be responsible for and shall have no obligation to indemnify Buyer against Taxes (w) imposed as a result of any transaction outside of the ordinary course of business that occurs on the Closing Date after the Closing and that is not contemplated by this Agreement, (x) arising as a result of Buyer’s making or causing to be made, without the prior written consent of the Sellers, any election under Section 338 of the Code (or any similar provision of U.S. state or local Law) in respect of any of the Transferred Companies or any of their respective Subsidiaries, (y) to the extent they were included as (1) current liabilities in the calculation of Closing Working Capital or (2) in the calculation of Closing Indebtedness, Closing Transaction Expenses or Closing Retention Payments, in each case of (1) and (2), as finally determined in accordance with Section 1.3, or (z) that are Transfer Taxes the portion for which Buyer is responsible under Section 5.8. Domtar’s obligation to indemnify Buyer pursuant to this Section 5.2 shall apply only if and to the extent that (A) Buyer or its Affiliates have used commercially reasonable efforts to pursue recovery, if potentially available, under the R&W Policy in good faith with respect to such Tax liability and (B) the net recovery amount (taking into account Tax and other reasonable out-of-pocket expenses) under the R&W Policy and the Tax Insurance Policy (other than any recovery under the Tax Insurance Policy that is treated as a “refund” in accordance with Section 5.12 to the extent Buyer actually pays over such recovery under such Tax Insurance Policy to Domtar) with respect to such Tax liability is insufficient to indemnify Buyer for such Tax liability. Domtar or its designee shall have the sole right to control the pursuit of any recovery under the Tax Insurance Policy.

Section 5.3 Straddle Period Allocation. For all purposes of this Agreement, with respect to any Straddle Period, items of income, gain, loss and deduction shall be apportioned between the Pre-Closing Tax Period and the remaining portion of such Tax year or period on a per diem basis in the case of any real and personal property Taxes and on the basis of a closing of the books as of the end of the Closing Date in the case of all other Taxes, provided that exemptions, allowances or deductions that are calculated on an annual basis and that are not apportioned on the basis of an interim closing of the books as of the end of the Closing Date shall be allocated between the Pre-Closing Tax Period and the remaining portion of such Tax year or period in proportion to the number of days in each period. For the avoidance of doubt, Closing Transaction Expenses, Closing Retention Payments and any payment made pursuant to Section 4.5(k) to the extent deductible for Tax purposes shall, unless otherwise required by Tax Law, be apportioned to the Pre-Closing Tax Period.

Section 5.4 Buyer Tax Indemnity. Buyer shall indemnify and hold harmless the Sellers and their Affiliates from and against all liabilities for (i) Taxes of any of the Subject Companies allocable to a taxable period (or portion of a Straddle Period) beginning after the Closing Date, (ii) the portion of Transfer Taxes for which Buyer is liable pursuant to Section 5.8, and (iii) any Taxes of the Seller Group arising out of clauses (w), (x) or (y) of Section 5.2.

Section 5.5 Post-Closing Actions. Buyer shall not make or permit to be made any election pursuant to Section 338 of the Code with respect to the Transferred Companies or their Subsidiaries in connection with the transactions contemplated by this Agreement. Buyer shall not make or permit to be made any election under Treasury Regulation Section 301.7701-3(c) with respect US Holdco or Zither to treat US Holdco as an entity separate from Domtar AI or Zither as an entity separate from Domtar Luxembourg, in each case effective as of any time prior to the day following the Closing Date. Except with Domtar’s prior written consent, Buyer shall elect or cause the Transferred Companies and their Subsidiaries to elect, to the extent permitted by Tax Law, to relinquish the carryback of any tax attribute from a Tax period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period.

Section 5.6 Tax Contests.

(a) Buyer shall notify Domtar within ten (10) Business Days after receipt by Buyer or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes of any of the Transferred Companies or their respective Subsidiaries with respect to (i) a Pre-Closing Tax Period or a Straddle Period or (ii) a Consolidated or Combined Return (such audit or examination or notice of deficiency or other adjustment, assessment or redetermination, “Tax Matters”); provided, however, that the failure to provide such notice shall not release Sellers from any of its obligations under this Agreement except to the extent Sellers are actually and materially prejudiced by such failure.

(b) Domtar or its designee shall have the sole right to control, contest, resolve and defend against any Tax Matters of any of the Transferred Companies or their respective Subsidiaries relating to (i) a Pre-Closing Tax Period or a Straddle Period or (ii) a Consolidated or Combined Return; provided that, with respect to any Tax Matters described in clause (i) but not in clause (ii), Domtar shall (x) notify Buyer of significant developments with respect to such Tax Matters and keep Buyer reasonably informed and consult with Buyer as to the resolution of any issue that would be reasonably be expected to affect Buyer in a material manner, (y) provide Buyer a copy of any Tax adjustment or assessment proposed in writing with respect to such Tax Matters and copies of any other written correspondence with the relevant Tax authority relating to such Tax Matters and (z) with respect to any such Tax Matter for a Pre-Closing Tax Period or a Straddle Period that could reasonably be expected to result in cash Tax payments for any Tax periods (or portions thereof) beginning after the Closing Date in excess of $1,000,000 in the aggregate or bind any Subject Company to a material tax reporting position after the Closing Date, not settle or compromise such matter without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Buyer shall have no consent right under this Section 5.6(b) for Tax Matters of the Subject Companies to the extent relating to any Consolidated or Combined Return.

(c) After the Closing, Buyer shall have the right to control any Tax Matters of any of the Transferred Companies or their respective Subsidiaries that the Sellers elect not to control pursuant to Section 5.6(b)(i); provided that for any Tax Matters controlled by Buyer pursuant to this Section 5.6(c), Buyer shall (w) notify Domtar of significant developments with respect to such Tax Matters and keep Domtar reasonably informed and consult with Domtar as to the resolution of any issue that would materially affect the Sellers or members of the Seller Group, (x) provide Domtar a copy of any Tax adjustment or assessment proposed in writing with respect to such Tax Matters and copies of any other written correspondence with the relevant Tax authority relating to such Tax Matters, (y) not settle or compromise any issue without the prior written consent of Domtar, which consent shall not be unreasonably withheld or delayed and (z) otherwise permit Domtar or its designees to participate in (but not control) all aspects of such Tax Matters, at Domtar’s own expense. For the avoidance of doubt, Buyer shall have the right to control any Tax Matters (other than any Tax Matters described in Section 5.6(b)(ii)) of any of the Transferred Companies or their respective Subsidiaries relating solely to a taxable period beginning after the Closing Date.

Section 5.7 Books and Records; Cooperation. After the Closing, Buyer and Domtar shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested (including furnishing the other party with powers of attorney) in connection with the preparation and filing of any Tax Return or any audit (including any report) or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes or the pursuit of recovery under the Tax Insurance or R&W Policy and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information (which may be redacted) which may be relevant to such Tax Return, audit, report, examination or proceeding or the Tax Insurance Policy, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties and the party requesting such assistance shall pay the reasonable out-of-pocket expenses of the other party.

Section 5.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Sellers shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, the definition of Transfer Taxes will exclude any Income Taxes and any withholding Taxes.

Section 5.9 Purchase Price Allocation. The Final Closing Purchase Price (and any assumed liabilities and any other relevant items) as determined for U.S. federal Income Tax purposes and applicable foreign Income Tax purposes shall be allocated by the Sellers and Buyer among (i) the shares of the U.S. Target Companies, (ii) the assets of the Non-U.S. Target Companies (other than any shares of the Regarded Non-U.S. Subsidiaries) and (iii) the shares of the Regarded Non-U.S. Subsidiaries in accordance with the 42%/58% allocation set forth in Schedule 5.9. Prior to the Closing, the Sellers and Buyer shall endeavor in good faith to agree to an allocation of the Final Closing Purchase Price among the shares of the specific U.S. Target Companies, the specific assets of the Non-U.S. Target Companies (other than any shares of the Regarded Non-U.S. Subsidiaries) and the shares of the specific Regarded Non-U.S. Subsidiaries, in accordance with the historic and forecast earnings of such U.S. Target Companies, such specific assets and such Regarded Non-U.S. Subsidiaries (but in no case inconsistent with the overall 42%/58% allocation set forth in Schedule 5.9) (the “Allocation Statement”). If the Sellers and Buyer are unable to agree upon the Allocation Statement within ninety (90) days following Closing, the Sellers and Buyer shall jointly retain Deloitte & Touche LLP or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable the Sellers and Buyer to determine the Allocation Statement (in no case inconsistent with the overall 42%/58% allocation set forth in Schedule 5.9). The fees and expenses of such accounting firm shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer, and the decision of such firm shall be final and binding on the Sellers and the Buyer. Any adjustment to the Final Closing Purchase Price, such liabilities or other relevant items shall be allocated to the relevant shares or assets to which they relate, and if such adjustments do not relate to any specific shares or assets, pro rata in accordance with the allocation set forth on the Allocation Statement. The Sellers and Buyer shall apply such allocation for Tax reporting purposes to the extent permitted under applicable Law and shall notify each other of any changes to such allocation required by any Governmental Authority.

Section 5.10 Intended U.S. Federal Income Tax Treatment. Because US Holdco and Zither are treated as disregarded as separate entities for U.S. federal Income Tax purposes, it is the intention of the parties that, for U.S. federal Income Tax purposes, the sale of the Securities will be treated as a sale by Domtar AI of the Equity Interests of the U.S. Target Companies and as a sale by Domtar Luxembourg of (i) the assets of the Non-U.S. Target Companies (other than any Equity Interests of the Regarded Non-U.S. Subsidiaries) and (ii) the Equity Interest of the of the Regarded Non-U.S. Subsidiaries.

Section 5.11 Certain Tax Elections. Buyer and Domtar agree that Domtar shall, on behalf of the Seller Group, to the extent permitted by Tax Law, elect pursuant to Treasury Regulation Section 1.245A–5(e)(3) to close as of the Closing Date the current Tax year for U.S. federal Income Tax purposes of each of Zither’s Subsidiaries that is a controlled foreign corporation for U.S. federal Income Tax purposes. Buyer hereby agrees to any such election and shall arrange that every Person that is a United States Shareholder (as defined in Section 951(b) of the Code) of Zither’s Subsidiaries as of the end of the Closing Date shall agree to such election.

Section 5.12 Tax Refunds. All refunds and credits in lieu of refunds of Taxes of the Transferred Companies and their respective Subsidiaries (including interest from the relevant Governmental Authority) with respect to any Pre-Closing Tax Period shall be for the account of the Sellers except to the extent such refunds or credits are shown as an asset in the calculation of the Closing Purchase Price as finally determined or are required to be paid over by any Subject Company to another Person pursuant to a binding payment obligation of any Subject Company in effect prior to the Closing. For purposes of this

Section 5.12, any recovery under the Tax Insurance Policy shall be considered a “refund.” Buyer shall use commercially reasonable efforts to recover such refunds and credits, shall keep Domtar reasonably informed of its efforts in connection therewith and shall consider Domtar’s recommendations therewith in good faith. Buyer shall pay such refunds and the economic value of such credits, less the Buyer’s (or any Subject Company’s or any Affiliate of Buyer’s) reasonable out-of-pocket expenses incurred in connection with requesting, accruing or obtaining such refund or credit and/or maintaining the Tax Insurance Policy and less any Taxes incurred by Buyer (or any Subject Company or any Affiliate of Buyer) in connection with the accrual or receipt of such refund, credit or interest, to Domtar promptly after such refund (or the economic benefit of such credit) is received or actually realized by Buyer or its Affiliates (including the Transferred Companies and their respective Subsidiaries) after the Closing; provided that, for the avoidance of doubt, (i) Buyer, the Subject Companies and their respective Affiliates shall not have any obligation to carryback a net operating loss from a tax period (or portion thereof) ending after the Closing Date to a Pre-Closing Tax Period, (ii) Buyer, the Subject Companies and their respective Affiliates shall elect to waive any such carryback in accordance with the final sentence in Section 5.5 and (iii) to the extent applicable Law does not allow Buyer, the Subject Companies or their respective Affiliates to waive the carry back of a net operating loss of the Transferred Companies from a tax period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period, Buyer shall first remit any such refund or the economic value of any such credit to Domtar to the extent necessary to compensate Domtar and its Affiliates for any Tax detriment incurred by any of them as a result of such carryback and Buyer shall be permitted to retain any excess amount, provided that nothing in this clause (iii) shall require Domtar or any of its Affiliates to seek any refund or credit, or file any amendment, with respect to a Consolidated or Combined Tax Return or remit to Buyer or any of its Affiliates any refund or the economic value of any credit in respect of Taxes reported on any Consolidated or Combined Tax Return.

Section 5.13 Tax Treatment of Indemnity Payments. To the extent permitted under applicable Tax Law, the parties agree to treat any indemnity payment made under this Article 5 as an adjustment to the Final Closing Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1 Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing, to the extent permitted by Law, by the mutual consent of Buyer and the Sellers:

(a) Competition Approvals. Any applicable waiting period (including any extensions thereof) under the HSR Act and any commitments by the parties not to close before a certain date under any timing agreement entered with any Governmental Authority related to an investigation of the transactions contemplated by this Agreement and any approvals or waiting or review periods (including any extensions thereof) for any other applicable Competition Law of the jurisdictions set forth in Schedule 6.1(a) shall have been received or have expired or been terminated, as applicable.

(b) No Injunction, Etc. No Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby or by the Ancillary Agreements shall be in effect.

Section 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing, to the extent permitted by Law, by Buyer in its sole discretion:

(a) Representations and Warranties. (i) The representations and warranties of the Sellers set forth in (x) Section 2.1 (Organization and Good Standing), Section 2.2(a) (Authorization), Section 2.3(a) (Non-Contravention of Organizational Documents), and Section 2.19 (Finders’ Fees), shall be true and correct in all respects and (y) Section 2.4 (Capitalization) and Section 2.5 (Subsidiaries; Ownership Interests) shall be true and correct in all respects (other than de minimis exceptions), in each case, as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the representations and warranties of the Sellers set forth in Article 2 (other than those described in the foregoing clause (i)) shall be true and correct (without giving effect to any limitation or qualification as to “materiality”, “Material Adverse Effect” or equivalent phrases or words set forth therein, other than as such qualifiers are used in the second sentence of Section 2.8 (Absence of Certain Changes) and the definitions of “Material Contract”, “Material Customer” and “Material Supplier”) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (ii) where the failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) since the date of this Agreement, no Material Adverse Effect shall have occurred.

(b) Covenants and Agreements. The Sellers shall have in all material respects performed and complied with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

(c) Officer’s Certificate. The Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date and in Approved Form, signed by a duly authorized officer of each Seller, stating that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) FIRPTA Certificate. Domtar AI shall have delivered to Buyer a validly executed and properly completed IRS Form W-9.

(e) Carve-Out Audit. If the Closing shall not have occurred on or prior to March 30, 2021, ten (10) Business Days shall have elapsed since the date on which the Sellers shall have delivered to Buyer a copy of the completed 2020 Audited Financials, together with PricewaterhouseCoopers LLP’s audit opinion with respect thereto, which such audit opinion shall not include any qualification as to the scope of audit.

(f) Closing Deliverables. The Sellers shall have delivered, or caused to be delivered, to Buyer the Closing deliverables set forth in Section 1.2(a).

Section 6.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing, to the extent permitted by Law, by the Sellers in their sole discretion:

(a) Representations and Warranties. (i) The representations and warranties of Buyer set forth in Section 3.1 (Organization), Section 3.2 (Corporate and Governmental Authorization) and Section 3.8 (Finders’ Fees) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the representations and warranties of Buyer set forth in Article 3 (other than those described in the foregoing clause (i)) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” or equivalent phrases or words set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (ii) where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Covenants and Agreements. Buyer shall have in all material respects performed and complied with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date and in Approved Form, signed by a duly authorized officer of Buyer, stating that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Closing Deliverables. Buyer shall have delivered to the Sellers or the Sellers’ designee the Closing deliverables set forth in Section 1.2(e).

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of Buyer and Domtar;

(b) by either Buyer or Domtar by written notice to the other party, if:

(i) the Closing shall not have been consummated on or before June 7, 2021 (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; provided, further that for purposes of this Section 7.1(b)(i) any breach by any of the other Sellers shall be deemed to be a breach by Domtar; or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any Order enjoining, restraining or otherwise prohibiting Buyer or the Sellers from consummating the Closing is entered and such Order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii)(B) shall have complied with its obligations under Section 4.3.

(c) by Buyer by written notice to Domtar, if a breach or inaccuracy of any representation or warranty or breach or failure to perform any covenant or agreement on the part of any of the Sellers set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the Closing (assuming the occurrence thereof), and such breach, inaccuracy or failure to perform is incapable of being cured during the thirty (30)-day period after written notice from Buyer of such breach, inaccuracy or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d) by Domtar by written notice to Buyer, if a breach or inaccuracy of any representation or warranty or breach or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, as of the Closing (assuming the occurrence thereof) and such breach, inaccuracy or failure to perform is incapable of being cured during the thirty (30)-day period after written notice from Domtar of such breach, inaccuracy or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided, however, that Domtar shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Sellers are then in material breach or violation of their representations, warranties or covenants contained in this Agreement; or

(e) by Domtar by written notice to Buyer, if all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions which by their terms or nature are to be satisfied by the delivery of documents or the taking of actions at the Closing, each of which is capable of being satisfied if the Closing were to occur) have been satisfied or waived in writing, (ii) the Sellers have certified to Buyer by irrevocable written notice that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature or terms are to be satisfied by the delivery of documents or the taking of actions at the Closing) or that the Sellers are willing to waive any such conditions that remain unsatisfied and (B) the Sellers are ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (iii) Buyer fails to consummate the Closing within three (3) Business Days following the date of delivery of such written notice.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, members, stockholders, Affiliates, agents, successors or assigns) other than pursuant to this Section 7.2, the provisions of Section 4.2(c) (Confidentiality), Section 4.6 (Public Announcements), Article 8 (Miscellaneous), Article 9 (Definitions) and the Confidentiality Agreement, which shall survive any such termination; provided that, subject to Section 7.3, no such termination shall relieve any party from liability for any damages for Willful Breach of this Agreement prior to such termination (which, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement.

Section 7.3 Termination Fee.

(a) In the event that (i) Buyer or Domtar validly terminate this Agreement pursuant to Section 7.1(b)(i) and at such time Domtar could have terminated this Agreement pursuant to Section 7.1(d) or Section 7.1(e), or (ii) Domtar validly terminates this Agreement pursuant to Section 7.1(d) or Section 7.1(e), Buyer shall promptly and in any event within five (5) Business Days of such termination, pay to the Sellers, or the Sellers’ designee, by wire transfer of immediately available funds to such account(s) designated by the Sellers a non-refundable termination fee, without offset or reduction of any kind, in an amount in cash of $55,200,000 (the “Termination Fee”, and together with (1) any amounts payable pursuant to the reimbursement or indemnification obligations set forth in Section 4.12(b) and (2) any Collection Costs payable in accordance with Section 7.3(b), the “Termination Payments”). In no event shall Buyer be required to pay the Termination Payments on more than one occasion and while the Sellers may pursue both the payment of the Termination Payments under this Section 7.3(a), and, prior to termination of this Agreement, specific performance of the type contemplated by, and subject to the limitations set forth in, Section 8.11, under no circumstances shall the Sellers be permitted or entitled both to (x) receive and retain the Termination Payments and (y) a grant of specific performance that requires the Buyer to consummate the Closing.

(b) Buyer and the Sellers acknowledge and agree that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor the Sellers would enter into this Agreement and (ii) payment of the Termination Fee, if payable in accordance with this Section 7.3, shall constitute liquidated damages and not a penalty. If Buyer fails to pay the Termination Fee when due in accordance herewith, and if, in order to obtain such payment, the Sellers commence a claim, action or suit before any Governmental Authority of competent jurisdiction that results in a final, non-appealable judgment against Buyer requiring Buyer to pay the Termination Fee, Buyer shall reimburse the Sellers for their costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such claim, action or suit in an amount not to exceed $2,500,000 in the aggregate (“Collection Costs”).

(c) In the event that this Agreement is terminated for any reason, then except (i) in connection with enforcement of the Confidentiality Agreement and (ii) for an order of specific performance as and only to the extent expressly permitted by, and subject to, Section 8.11 prior to termination of this Agreement, Domtar’s right to terminate this Agreement and receive payment of the Termination Payments as and if payable hereunder pursuant to (and only to the extent required by) Section 7.3(a) and Section 7.3(b) shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller Parties against (x) the Buyer Parties or (y) the Debt Financing Sources and any other financing sources (including the providers of the

Equity Financing) that have entered into agreements in connection with the Financing or any Alternative Financing, and their respective Affiliates, or any of the respective direct or indirect, former, current or future, partners, managers, members, directors (or equivalent), officers, employees, agents or other Representatives of the foregoing, and each of their respective successors and assigns (the Persons described in this subclause (y), collectively, the “Financing Sources Related Parties”) for all breaches, Losses, Liabilities and/or damages in respect of or in connection with this Agreement, the Commitment Letters and/or the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for the termination of this Agreement. For the avoidance of doubt, upon payment in full of the Termination Payments to the Sellers, none of the Buyer Parties or Financing Sources Related Parties shall have any further liability (in each case, whether absolute, accrued, contingent, fixed or otherwise) to any of the Seller Parties relating to or arising out of this Agreement, the Commitment Letters or in respect of any other agreement, document or theory of Law or equity (whether in contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Buyer Parties or Financing Sources Related Parties shall have any further liability to any of the Seller Parties relating to or arising out of this Agreement, the Commitment Letters or the transactions contemplated hereby or thereby (other than, for the avoidance of doubt, liability arising under the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof).

ARTICLE 8

MISCELLANEOUS

Section 8.1 No Survival; Indemnification.

(a) None of the representations, warranties or pre-Closing covenants and agreements of the parties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of its respective Affiliates in respect thereof. All covenants and agreements of the Sellers and Buyer contained in this Agreement that by their terms contemplate actions or impose obligations following the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby; provided, that no such covenant or agreement shall terminate with respect to any claim made by Buyer or a Seller prior to the date such covenant and or agreement would otherwise have terminated in accordance with this sentence in respect of any breach or non-performance thereof until such claim is fully and finally resolved and, if applicable, paid. Notwithstanding the foregoing, (a) except as set forth in Section 7.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement in accordance with its terms and (b) nothing in this Section 8.1(a) shall limit or prohibit the right of Buyer to pursue recoveries under the R&W Policy.

(b) From and after the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its Subsidiaries (including the Subject Companies) and its and their respective officers, directors (or equivalent), employees, equityholders, partners, agents and other Representatives (collectively, the “Buyer Indemnified Parties”) against (x) all Losses constituting Defense Costs incurred with the prior written consent of the Sellers and (y) the Seller Sharing Amount of all Losses, in each case, arising from or in connection with any Indemnity Matter that are incurred by any Buyer Indemnified Party following the Closing. Any such Loss shall (x) be calculated net of any Tax benefit actually received in the form of cash Tax savings by a Buyer Indemnified Party in connection therewith, calculated on a “with and without” basis and after taking into account the Tax effect of any payments received under the Indemnity RWI Policy and the Indemnity Purchase Agreement and (y) shall not include any Defense Costs incurred by the Sellers in the defense of the applicable Indemnity Matter. No Buyer Indemnified Party shall be entitled to indemnification hereunder for any punitive, consequential or special Losses, except to the extent payable to a third party.

(i) Buyer shall provide Domtar with a copy of any written notice (each a “Claims Notice”) of a pending or threatened Indemnity Matter received by a Buyer Indemnified Party promptly following such receipt. No delay in or failure to provide a Claims Notice shall adversely affect any rights or remedies of Buyer Indemnified Parties hereunder or alter or relieve any Seller of its indemnification obligations hereunder, except to the extent that the Sellers are actually and materially prejudiced by such delay or failure.

(ii) The Sellers shall control the defense of (and all negotiations relating to the compromise or settlement of) any Indemnity Matter diligently, with counsel of their choosing and at the Sellers’ sole cost and expense and, upon request, shall keep Buyer reasonably informed of the status of such defense or negotiations and any significant developments with respect thereto. Buyer shall have the right to participate (but not appear on the record) with counsel of its choosing and at its own cost and expense in the defense of any Indemnity Matter (which costs and expenses, for the avoidance of doubt, shall not be subject to the indemnity set forth in Section 8.1(b)). Buyer shall, and shall cause the Subject Companies to, at the reasonable request and direction of the Sellers, use commercially reasonable efforts to assist and cooperate in the defense of any Indemnity Matter; provided, that the Sellers shall reimburse Buyer and the Subject Companies for all reasonable out-of-pocket costs and expenses incurred by Buyer and/or the Subject Companies in connection with such assistance and cooperation promptly (and in any event within thirty (30) days) following the Sellers’ receipt of an invoice in respect thereof. Such assistance and cooperation shall include affording the Sellers reasonable access to such relevant information as Buyer and/or the Subject Companies may have in their possession and making reasonably available to the Sellers any employees of the Subject Companies with knowledge of information reasonably relevant to the defense of such Indemnity Matter. Such information and access shall be provided in accordance with the applicable procedures set forth in Section 4.2(b) (applied on a mutatis mutandis basis). In no event shall the Sellers consent to the entry of a judgment with respect to, or settle or compromise, any Indemnity Matter without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), unless such judgment, settlement or compromise imposes no obligations on Buyer or any Subject Company other than monetary damages that will be borne in their entirety by the Sellers (net of the Buyer Sharing Amount). No Buyer Indemnified Party shall make any admission, consent to the entry of a judgment or enter into any settlement or compromise with respect to any Indemnity Matter without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

(iii) In addition, to the extent permitted under the Indemnity Purchase Agreement, promptly following the Closing, Buyer shall cause the Subject Companies to assign to the Sellers any claims for indemnification relating to any Indemnity Matter (including the right to litigate, negotiate and/or settle any such claims) the Subject Companies may have under the Indemnity Purchase Agreement.

(iv) With respect to each indemnification obligation in Section 8.1(b): (i) any Buyer Indemnified Party shall take all commercially reasonable steps (the cost of such steps being a Loss subject to indemnification under Section 8.1(b)), including litigating, to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would give rise to any indemnification rights hereunder and (ii) if any Losses sustained by a Buyer Indemnified Party are covered by an insurance policy (including the Indemnity RWI Policy), such Buyer Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds and all Losses shall be net of any insurance proceeds actually received (as reduced by any cash Taxes (determined after taking into account cash Tax benefits, if any, such that after payment hereunder to the Sellers, the Buyer Indemnified Party is neutral from a Tax perspective), deductible, retention, collection costs, and premium increases related thereto, “Insurance Proceeds”). If the Buyer Indemnified Party actually receives any Insurance Proceeds in respect of any Losses for which the Sellers have actually reimbursed such Buyer Indemnified Party, such Buyer Indemnified Party shall promptly pay over to the Sellers such Insurance Proceeds, but not in excess of any amount previously paid by the Sellers to or on behalf of the Buyer Indemnified Party in respect of the claim underlying such Losses.

(v) The Sellers shall retain the right to control the appeal of the 2016 Decision to the extent of their existing control rights. If all or any portion of the fines or other funds paid by Domtar through its Affiliates in connection with the 2016 Decision are returned to Buyer or a Subject Company by a Governmental Authority, Buyer shall promptly notify Domtar and shall (or shall cause such Subject Company to) promptly pay to Domtar by wire transfer in immediately available funds an amount in euros equal to the amount of such funds received by Buyer or such Subject Company (net of any cash Taxes owed thereon, determined after taking into account cash Tax benefits, if any, such that after payment hereunder to Domtar, Buyer or the Subject Company is neutral from a Tax perspective) in accordance with wire transfer instructions notified by Domtar to Buyer.

(vi) If the Sellers make an indemnification payment to a Buyer Indemnified Party with respect to any Loss, then the Sellers shall be subrogated, to the extent of such payment, to all related rights and remedies of such Buyer Indemnified Party (or, if applicable, other Buyer Indemnified Parties) under any insurance policy or otherwise (including under the Indemnity RWI Policy) against or with respect to such Loss. Promptly following the Sellers’ request, such Buyer Indemnified Party shall (and shall cause each other Buyer Indemnified Party to) take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(vii) For the avoidance of doubt, (x) Buyer shall be responsible for the Buyer Sharing Amount of all Losses arising from or in connection with any Indemnity Matter that are incurred following the Closing and (y) in no event shall the Buyer Indemnified Parties be entitled to recover under Section 8.1(b) for an aggregate amount of Losses in excess of the Cap.

(viii) Any indemnification payments made pursuant to Section 8.1(b) shall be treated for all relevant Tax purposes as an adjustment to the Closing Purchase Price, unless otherwise required by applicable Law.

Section 8.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by attachment to e-mail in portable document format) and shall be given:

if to Buyer,

Journey Personal Care Corp.

c/o American Industrial Partners

450 Lexington Avenue, 40th Floor

New York, New York 10017

Attention:  General Counsel

E-mail:      notices@americanindustrial.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention:  Daniel S. Evans

E-mail:      daniel.evans@ropesgray.com

if to the Sellers:

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, SC 29715

Attention:  Zygmunt Jablonski

E-mail:      Zygmunt.Jablonski@domtar.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 909-6000

Attention:  Paul S. Bird

                  William D. Regner

Email:       psbird@debevoise.com

                  wdregner@debevoise.com

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 8.3 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.4 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the fees and disbursements of counsel, financial advisors and accountants), whether or not consummated, shall be paid by the party incurring such cost or expense; provided that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall pay, or shall cause to be paid, all Closing Transaction Expenses that are unpaid prior to the Closing in accordance with Section 1.2(d). Notwithstanding anything to the contrary in this Agreement, Buyer shall be solely responsible for all costs and expenses associated with or payable in connection with obtaining and pursuing coverage under the R&W Policy.

Section 8.5 Governing Law, Etc.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any action, suit or other proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall not accept jurisdiction, any federal court of the United States of America sitting in the State of Delaware, or if such courts shall not accept jurisdiction, any state court of the State of Delaware), and each party irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or other proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or other proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence actions, suits or other proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or other proceeding, brought pursuant to this Section 8.5.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.6 Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor the Ancillary Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assignable or otherwise transferable in whole or in part (whether by operation of Law or otherwise) by any party, except (x) Buyer may (a) assign this Agreement and/or any Ancillary Agreement to any Affiliate of Buyer, (b) collaterally assign its rights hereunder to any Debt Financing Source as collateral or (c) assign, in whole or in part, any or all of its rights hereunder to any purchaser of all or substantially all of its assets or designate such purchaser to perform its obligations hereunder and (y) the Sellers may assign this Agreement to an Affiliate of Domtar or the Sellers, in each case, without the prior written consent of the other party; provided, further, that, in each case of (x) and (y) no assignment or designation shall limit the assignor’s obligations hereunder and that the assignor shall remain fully liable for the fulfillment of all such obligations. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.6 shall be void.

Section 8.7 Entire Agreement. This Agreement (including the Disclosure Schedules), the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement, on the one hand, and any Exhibit hereto, the Confidentiality Agreement or any Ancillary Agreement, on the other hand, the terms of this Agreement shall control.

Section 8.8 Disclosure Schedules. Any item disclosed in the Disclosure Schedules referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face from the text of the disclosure made. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.

Section 8.9 Severability. Except with respect to Section 7.3(c) and Section 8.11, neither of which shall be severable, if any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.10 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures delivered electronically shall be deemed to be original signatures. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for Section 4.9 and Section 8.12 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third-party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that Section 7.3(c), the first proviso in the first sentence of Section 8.6, this proviso and Section 8.13 are intended to be for the benefit of the Debt Financing Sources and shall be enforceable by the Debt Financing Sources.

Section 8.11 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 8.11(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.5, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(b) Notwithstanding anything to the contrary in this Agreement, it is agreed that the Sellers shall be entitled to specific performance of Buyer’s obligation to cause the Equity Financing to be funded and/or to consummate the Closing only if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that, by their terms or nature, are to be satisfied by the delivery of documents or taking of actions at the Closing, each of which is capable of being satisfied if the Closing were to occur) have been satisfied or waived in writing, (ii) the Sellers have delivered to Buyer an irrevocable written notice in accordance with Section 7.1(e), (iii) the applicable Financing Sources have confirmed in writing that the Debt Financing (or any Alternative Debt Financing) has been funded or will be funded at the Closing if the Equity Financing is also funded at the Closing on the terms set forth in the Debt Commitment Letter and (iv) the Sellers have irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur on the terms contemplated in this Agreement.

Section 8.12 Attorney-Client Privilege and Conflict Waiver.

(a) Debevoise & Plimpton LLP (“Seller Counsel”) has represented the Sellers, the Transferred Companies and their respective Subsidiaries. All of the parties recognize and agree to the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest will hereby continue to be recognized after the Closing and such parties recognize and agree that the communications between or among Seller Counsel, the Sellers, the Transferred

Companies and their respective Subsidiaries are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the parties agree that (i) Buyer shall not, and shall cause the Transferred Companies and their respective Subsidiaries not to, seek to have any Seller Counsel disqualified from representing the Sellers and their Affiliates (excluding, following the Closing, the Transferred Companies and their Subsidiaries), and each of the foregoing’s respective officers, directors (or equivalent), managers, employees, shareholders, equityholders, agents and representatives, in connection with any dispute that may arise out of or relate to this Agreement or the transactions contemplated hereby, and Buyer expressly waives any claim that any Seller Counsel has a conflict of interest or is otherwise precluded from engaging in such a representation, (ii) in the event that a dispute arises after the Closing between Buyer and the Sellers or any of their respective Subsidiaries (including, in the case of Buyer, the Transferred Companies or their respective Subsidiaries), Seller Counsel may represent any member of the Seller Group or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Transferred Company or its Subsidiaries and even though Seller Counsel may have represented any Transferred Company or its Subsidiaries in a matter substantially related to such dispute, (iii) in connection with any such dispute that may arise between the Sellers and their Affiliates and Buyer or the Transferred Companies and their respective Subsidiaries, the Sellers and their Affiliates of the Sellers (and not Buyer or the Transferred Companies and their respective Subsidiaries) will have the sole and exclusive right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Transferred Companies and their respective Subsidiaries and Seller Counsel that occurred before the Closing. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Seller Counsel, and Buyer’s consent with respect to this waiver is fully informed.

(b) Buyer further agrees, on behalf of itself, and, after the Closing, on behalf of the Transferred Companies and their respective Subsidiaries, that all privileged communications in any form or format whatsoever between or among any of Seller Counsel, the Sellers or the Sellers’ Affiliates that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained, owned and controlled exclusively by the Sellers and shall not pass to (by operation of law or otherwise) or be claimed by Buyer or the Transferred Companies or their respective Subsidiaries. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely and exclusively to, and controlled by, the Sellers and shall not pass to or be claimed by Buyer or Transferred Companies and their respective Subsidiaries; provided, that in no event shall the Sellers waive any such privilege without the written consent of Buyer except in connection with a dispute between Buyer and the Sellers.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Transferred Companies or their respective Subsidiaries, on the one hand, and a third party other than the Sellers or their Affiliates, on the other hand, Buyer or the Transferred Companies or their respective Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer or the Transferred Companies or their respective Subsidiaries may waive such privilege without the prior written consent of the Sellers. In the event that Buyer or the Transferred Companies or their respective Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall promptly (and, in any event, within five (5) Business Days) notify the Sellers in writing (including by making specific reference to this Section 8.12) so that the Sellers can seek a protective order (at the Sellers’ sole cost and expense) and Buyer agrees to use all commercially reasonable efforts to assist therewith. This Section 8.12 is for the benefit of Seller Counsel (including its partners and employees), which is an intended third-party beneficiary of this Section 8.12.

Section 8.13 Debt Financing Matters. The parties, on behalf of themselves and on behalf of each of their respective Affiliates, hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 8.13 shall limit the liability or obligations of the Debt Financing Sources under the Debt Commitment Letter, the Debt Fee Letter or any other Debt Financing Document), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Fee Letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in New York, New York, (c) any interpretation of the Debt Commitment Letter or the Debt Fee Letter will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 8.5(b) applies to any such claim, suit, action or proceeding, (f) only Buyer (including its permitted successors and assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter and (g) no amendment or waiver of Section 7.3(c), the first proviso in the first sentence of Section 8.6, the proviso in the last sentence of Section 8.10 and this Section 8.13, that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter. This Section 8.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

ARTICLE 9

DEFINITIONS

Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:

“2016 Decision” has the meaning set forth in Schedule 8.1(b).

“2020 Audited Financials” has the meaning set forth in Section 4.12(c).

“Accrued Income Taxes” means the accrued Income Tax Liabilities of the Transferred Companies and their respective Subsidiaries not including any Consolidated Income Tax Liabilities for any Pre-Closing Tax Period; provided, that such accrued Income Taxes shall be determined taking into account any Income Tax assets of the Subject Companies (other than Income Tax assets with respect to a Consolidated or Combined Return or with respect to Swedish Income Taxes for the years 2014 and 2015), all determined in accordance with the Applicable Accounting Principles.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Arrangements” has the meaning set forth in Section 2.20.

“Agreement” has the meaning set forth in the Preamble.

“Air-laid Supply Agreement” means the Air-laid Supply Agreement in the form attached hereto as Exhibit B.

“Allocation Statement” has the meaning set forth in Section 5.9.

“Alternative Financing” has the meaning set forth in Section 4.11(c).

“Ancillary Agreements” means the Transition Services Agreement, the Air-laid Supply Agreement and the Pulp Supply Agreement.

“Anti-Corruption Laws” means Laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity, or any other Person to obtain an improper business advantage, such as, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means Laws, regulations, rules or guidelines relating to money laundering, including financial recordkeeping and reporting requirements, such as the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, all money laundering-related Laws of other jurisdictions where the Subject Companies conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity.

“Applicable Accounting Principles” has the meaning set forth in Section 1.3(a).

“Approved Form” means with respect any an agreement or document, such agreement or document in form and substance reasonably acceptable to both Domtar and Buyer, each acting reasonably and in good faith.

“Base Purchase Price” means $920,000,000.

“Benefit Plans” means any written or unwritten employee benefit plan, scheme, program, policy, arrangement and Contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, commission, cash incentive, deferred compensation, retirement, pension, profit sharing, health or welfare, fringe benefit, employee loan, stock bonus, stock purchase, restricted stock, stock option or other equity or equity-based incentive plan, program, agreement or arrangement, and any employment, offer letter, independent contractor, consulting, termination, retention, transaction bonus, change in control or severance plan, program, policy, arrangement or Contract), but shall exclude any such plan, program, policy, agreement or other arrangement required by applicable Law (including any statutory severance), or sponsored by a Governmental Authority solely to the extent providing the minimum statutorily required level of compensation or benefits thereunder.

“Business” means the personal care division of Domtar, consisting of the design, manufacturing, marketing, sale and/or distribution of absorbent hygiene products and related products, including adult incontinence, feminine hygiene, and infant, child, and youth products, as conducted on the date hereof and as currently proposed to be conducted (as evidenced by the Sellers’ and their Affiliates’, including the Subject Companies’ book and records); provided that, for the avoidance of doubt, “related products” does not include absorbent cores sold to the Subject Companies or third parties for use in the Subject Companies’ or such third parties’ finished absorbent hygiene products.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by Law to be closed in the City of New York.

“Business Employee” means the employees (and any individual or sole proprietorship independent contractors) employed by the Transferred Companies or any of their respective Subsidiaries.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” means any change or effect that materially impairs, or prevents or materially delays, the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise perform its obligations hereunder or thereunder.

“Buyer Parties” means Buyer, any of its Affiliates, and any of its or their respective Representatives.

“Buyer Sharing Amount” has the meaning set forth in Schedule 8.1(b).

“Cap” has the meaning set forth in Schedule 8.1(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act Pub. L. 116-136 (03/27/2020) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection and Schools Act.

“CHF” means the lawful currency of Switzerland.

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” means, as of the Measurement Time, the aggregate amount of all cash and cash equivalents of the Transferred Companies and their respective Subsidiaries, calculated in accordance with the Applicable Accounting Principles.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Payoff Indebtedness” means each item of Indebtedness of the Subject Companies of the types referred to in clause (i), clause (ii) and (solely with respect to clauses (i) and (ii)) clause (xii) of the definition of Indebtedness, in each case, other than any such Indebtedness under or with respect to the Credit Facilities that will be paid off or released, as applicable, at or prior to the Closing.

“Closing Indebtedness” means, as of the Measurement Time, all outstanding Indebtedness of the Transferred Companies and their respective Subsidiaries.

“Closing Purchase Price” means (i) the Base Purchase Price, (ii) plus Closing Cash, (iii) minus the Closing Indebtedness, if any, (iv) minus the Closing Transaction Expenses, (v) minus the Closing Retention Payments, (vi) plus the Closing Working Capital Excess, if any, (vii) minus the Closing Working Capital Shortfall, if any. For the avoidance of doubt, the Closing Purchase Price shall be determined in a manner so as to not inappropriately “double count” any components thereof.

“Closing Retention Payments” means, collectively, the amount of any sale, transaction, retention, success or change of control payments, bonuses and similar awards or benefits, in each case, granted or provided by or on behalf of the Sellers or their Affiliates (including the Transferred Companies and their respective Subsidiaries prior to Closing) (and, for the avoidance of doubt, excluding those granted by Buyer or its Affiliates) due to or that are or become payable as a result of, or in connection with, this Agreement and/or the consummation transactions contemplated hereby (but, for the avoidance of doubt, excluding any severance or other amounts payable to any such Continuing Employee as a result of the termination of such Person’s employment or engagement by either of the Transferred Companies or their respective Subsidiaries after the Closing or such Person’s resignation for “good reason” due to events arising after the Closing), plus the applicable employer portion of payroll Taxes in respect of such amounts, in each case that remain unpaid as of immediately prior to the Closing (it being understood that any amount included in the definition of Indebtedness or Closing Transaction Expenses shall not be included in Closing Retention Payments).

“Closing Retention Payments Schedule” means a schedule setting forth (i) the name of each Continuing Employee who is entitled to receive any Closing Retention Payments and (ii) the amount to be paid to each such Continuing Employee.

“Closing Statement” has the meaning set forth in Section 1.3(b).

“Closing Transaction Expenses” means, collectively, the aggregate amount of the fees, commissions, costs or expenses that have been incurred by or on behalf of the Sellers, the Transferred Companies and their respective Subsidiaries in connection with, incident to or in anticipation of the transactions contemplated by this Agreement and the Ancillary Agreements (and any transactions considered in alternative thereto), prior to, at or after the Closing, including (w) any broker, investment banker or financial advisor, attorney, accountant, consultant, and other third-party advisors, (x) any fees or other amounts or expenses payable in connection with the termination of the Affiliate Arrangements to be terminated pursuant to Section 4.7(b) and (y) the costs associated with hosting the Data Room, in each case, that remain unpaid as of immediately prior to the Closing and that are Liabilities of the Transferred Companies or their respective Subsidiaries (it being understood that any amount included in the definition of Indebtedness or Closing Retention Payments shall not be included in Closing Transaction Expenses).

“Closing Working Capital” means (i) the aggregate value of the current assets of the Transferred Companies and their respective Subsidiaries minus (ii) the aggregate value of the current liabilities of the Transferred Companies and their respective Subsidiaries, in each case without duplication as of the Measurement Time and calculated in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary contained herein, in no event shall “Closing Working Capital” include any asset or liability in respect of deferred Taxes, Income Taxes, or amounts included in Closing Cash, Closing Transaction Expenses, Closing Retention Payments or Indebtedness.

“Closing Working Capital Excess” means the amount, if any, by which Closing Working Capital exceeds Target Closing Working Capital.

“Closing Working Capital Shortfall” means the amount, if any, by which Closing Working Capital is less than Target Closing Working Capital.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 3.4.

“Company Indemnified Party” has the meaning set forth in Section 4.9(a).

“Company Plans” means each Benefit Plan that a Transferred Company or any of its Subsidiaries sponsors, maintains, contributes (or is required to contribute) to, or to which a Subject Company has any Liability, other than Seller Plans.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Conditions Satisfaction Date” has the meaning set forth in Section 1.2.

“Confidentiality Agreement” has the meaning set forth in Section 4.2(c).

“Consolidated Income Tax Liabilities” means any Income Taxes that are reported on or payable with respect to a Consolidated or Combined Return.

“Consolidated or Combined Return” means any consolidated, combined, unitary, affiliated or similar Tax Return that is filed or required to be filed and that includes or reflects the tax items of one or more of the Transferred Companies and their respective Subsidiaries, on the one hand, and one or more members of the Seller Group (other than one or more of the Transferred Companies and their respective Subsidiaries), on the other hand.

“Continuation Period” has the meaning set forth in Section 4.5(a).

“Continuing Employees” has the meaning set forth in Section 4.5(a).

“Contract” means any agreement, contract, deed, indenture, note, mortgage, bond, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding that is binding under applicable Law, in each case of the foregoing, whether written or oral.

“Controlled Group Liability” has the meaning set forth in Section 2.16(c).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means actions taken in response to or as a result of COVID-19, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shutdown, closure, sequester, safety or any other response, in each case, that the Sellers determine is reasonably necessary to respond to an imminent threat to human health and safety arising in connection with COVID-19 to the extent applicable to the Business.

“Credit Facilities” means (i) that certain Third Amended and Restated Credit Agreement, dated as of August 22, 2018 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), by and among Domtar Corporation, Domtar Inc., Domtar Pulp and Paper General Partnership, Laboratorios Indas, S.A.U., Attends Healthcare AB, the Additional Borrowers (as defined therein) from time to time parties thereto, the Lenders (as defined therein) from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents named therein; (ii) that certain Term Loan Agreement, dated as of May 5, 2020 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), among Domtar Corporation, the Lenders (as defined therein) from time to time parties thereto, CoBank, ACB, as administrative agent, and the other agents named therein (Indebtedness under clauses (i) and (ii), collectively, the “Bank Credit Facilities”); and (iii) that certain Senior Indenture, dated as of November 19, 2007 (as supplemented by the First Supplemental Indenture, dated as of February 15, 2008, the Second Supplemental Indenture dated as of February

20, 2008, the Third Supplemental Indenture dated as of June 9, 2009, the Fourth Supplemental Indenture, dated as of June 23, 2011, the Fifth Supplemental Indenture, dated as of September 7, 2011, the Sixth Supplemental Indenture dated as of March 16, 2012, the Seventh Indenture, dated as of May 21, 2012, the Eighth Supplemental Indenture dated as of August 23, 2012, the Ninth Supplemental Indenture, dated as of July 31, 2013, the Tenth Supplemental Indenture, dated as of November 26, 2013, the Eleventh Supplemental Indenture, dated as of November 4, 2015 and the Twelfth Supplemental Indenture, dated as of January 23, 2017 and as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time) by and among Domtar Corporation, Domtar Paper Company, LLC, the other subsidiary guarantors party thereto and The Bank of New York, as trustee, relating to the Securities (as defined therein) issued pursuant thereto.

“D&O Insurance” has the meaning set forth in Section 4.9(c).

“Deal Communications” has the meaning set forth in Section 8.12(b).

“Debt Fee Letter” has the meaning set forth in Section 3.4.

“Debt Financing” has the meaning set forth in Section 3.4.

“Debt Financing Documents” has the meaning set forth in Section 4.11(a).

“Debt Financing Sources” means the Persons (other than Buyer and its Affiliates) that have committed to provide, or have otherwise entered into agreements in connection with, Debt Financing in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter or any Alternative Financing, including the lenders and arrangers named in the Debt Commitment Letter and any joinder agreements, credit agreements or purchase agreements entered into pursuant thereto or relating thereto, including the directors (or equivalent), officers, employees, agents, attorneys, advisors, representatives, Affiliates and managers of the foregoing.

“Defense Costs” has the meaning set forth in Schedule 8.1(b).

“Disclosure Schedules” means the letter, dated as of the date hereof, delivered by the Sellers to Buyer prior to the execution of this Agreement and identified as the Disclosure Schedules.

“Disputed Item” has the meaning set forth in Section 1.3(c).

“Dispute Notice” has the meaning set forth in Section 1.3(c).

“Domtar” has the meaning set forth in the Preamble.

“Domtar AI” has the meaning set forth in the Preamble.

“Domtar Luxembourg” has the meaning set forth in the Preamble.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” means any Law regulating or relating to the protection of the environment or human health as it relates to the use, handling, transportation, treatment, storage, disposal, release and discharge of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Estimated Closing Cash” has the meaning set forth in Section 1.3(a)(iii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.3(a)(ii).

“Estimated Closing Purchase Price” means (i) the Base Purchase Price, (ii) plus Estimated Closing Cash, (iii) minus the Estimated Closing Indebtedness, (iv) minus the Estimated Closing Transaction Expenses, (v) minus the Estimated Closing Retention Payments, (vi) plus the Estimated Closing Working Capital Excess, if any, (vii) minus the Estimated Closing Working Capital Shortfall, if any. For the avoidance of doubt, the Estimated Closing Purchase Price shall be determined in a manner so as to not inappropriately “double count” any components thereof.

“Estimated Closing Retention Payments” has the meaning set forth in Section 1.3(a)(v).

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 1.3(a)(iv).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.3(a)(i).

“Estimated Closing Working Capital Excess” means the amount, if any, by which Estimated Closing Working Capital exceeds the Target Closing Working Capital.

“Estimated Closing Working Capital Shortfall” means the amount, if any, by which Estimated Closing Working Capital is less than Target Closing Working Capital.

“Equity Commitment Letter” has the meaning set forth in Section 3.4.

“Equity Financing” has the meaning set forth in Section 3.4.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, units of participation or other similar interest (however designated) in such Person and (b) any option, restricted stock, restricted stock unit, profits interests, equity appreciation right, phantom equity interest, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person.

“Equity Sponsor” has the meaning set forth in Section 3.4.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Export Control and Sanctions Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, the import Laws administered by U.S. Customs and Border Protection, the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the anti-boycott Laws and regulations administered by the U.S. Departments of Commerce and Treasury; European Union Council Regulations on export controls, including Nos. 428/2009 and 267/2012, other European Union Council sanctions regulations, as implemented in the member states of the European Union, sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018, Canadian sanctions policies, United Nations sanctions policies, all relevant regulations made under any of the foregoing, other similar economic and trade sanctions, export or import control Laws or restrictions applicable to the Sellers and the Subject Companies, and their respective implementing rules and regulations.

“Final Closing Purchase Price” has the meaning set forth in Section 1.3(f).

“Final Closing Statement” has the meaning set forth in Section 1.3(f).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Financing” has the meaning set forth in Section 3.4.

“Financing Sources Related Parties” has the meaning set forth Section 7.3(c).

“Foreign Transferred Company” means each Subject Company, in each case, to the extent it is not classified as a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” has the meaning set forth in Section 2.6(b).

“GBP” means the lawful currency of the United Kingdom.

“Governmental Authority” means any United States or foreign (i) federal, state, local, municipal, or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, bureau, division, body, commission, instrumentality, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitrator or arbitral tribunal.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substance” means (i) any material or substance regulated as a pollutant, contaminant, “toxic substance,“ “hazardous substance,” “hazardous waste” or words of similar meaning or effect under any applicable Environmental Law, or (ii) any petroleum product or by-product, asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards, as adopted by the European Union.

“Income Tax” means any Tax that is based on or measured by net income or gain.

“Indebtedness” means, as of any date, without duplication, all outstanding obligations and Liabilities (including, without limitation, all obligations in respect of principal, accrued and unpaid interest, penalties, premiums, indemnities and reimbursement obligations), of the Transferred Companies and their respective Subsidiaries, in respect of (i) borrowed money including (A) under the Credit Facilities and including any prepayment premiums, breakage and other costs payable as a result of the payments by Buyer of such indebtedness at the Closing and (B) under any other credit agreement or bank line of credit, (ii) evidenced by any note, bond, debenture or other debt security, (iii) under leases classified as capital leases or finance leases in accordance with GAAP, in each case as of such time and owing to Persons other than the Transferred Companies and their respective Subsidiaries, (iv) with respect to any letters of credit (in each case, solely to the extent drawn and/or due and owing), bankers’ acceptances or surety, performance or other bonds or similar instruments, (v) the deferred purchase price of property, assets or securities, including under any conditional sale agreement, earn-outs, or equivalent obligations (and excluding ordinary course trade payables), in each case, valued at the maximum potential value thereof, (vi) obligations arising under interest rate protection agreements, hedging agreements, swap agreements, collar agreements or other similar hedging arrangements securing Closing Date Payoff

Indebtedness, (vii) the amount of Accrued Income Taxes, which, for the avoidance of doubt, will be a negative number if applicable Income Tax assets exceed applicable Income Tax Liabilities, (viii) all Liabilities for (1) the employer portion of any payroll Taxes and (2) value added Taxes, in each case, deferred from a Pre-Closing Tax Period to a Tax period or a portion thereof beginning after the Closing Date pursuant to the CARES Act or otherwise in connection with COVID-19, (ix) any pension obligations of the Subject Companies that are unfunded as of Closing, (x) Liabilities secured by a Lien (other than a Permitted Lien) on any assets or properties of the Transferred Companies or any of their respective Subsidiaries, (xi) any outstanding costs and expenses incurred in connection with any restructuring or reorganization of the Business and/or the Subject Companies prior to the Closing and (xii) under any guaranty of an obligation of the type described in clauses (i) through (xi) above; provided that Indebtedness shall not include any (a) undrawn letters of credit issued for the account of the Transferred Companies or their respective Subsidiaries, (b) trade payables or accrued expenses, in each case, incurred in the ordinary course of business, or (c) intercompany indebtedness among or between the Transferred Companies and their respective Subsidiaries; provided, further, that “Indebtedness” shall be calculated in accordance with the Applicable Accounting Principles.

“Indemnity Matter” has the meaning set forth in Schedule 8.1(b).

“Indemnity Purchase Agreement” has the meaning set forth in Schedule 8.1(b).

“Indemnity RWI Policy” has the meaning set forth in Schedule 8.1(b).

“Independent Accountant” has the meaning set forth in Section 1.3(e).

“Insurance Coverage” means the Insurance Policies that the Sellers maintain or that are otherwise in effect, in each case as of the date hereof, for the benefit of themselves and their Affiliates (including the Subject Companies) covering Liabilities relating to claims arising out of occurrences or acts occurring on or prior to the Closing Date; provided that “Insurance Coverage” shall not include D&O Insurance.

“Intellectual Property” means, in any and all jurisdictions worldwide, all (i) design rights, patents and rights to inventions (whether or not applied for or registered) (ii) Marks, (iii) copyrights and other rights in works of authorship, (iv) issuances, registrations and applications for any of the foregoing, (v) domain names and rights to social media accounts, and (vi) trade secrets.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, software, data, databases, data communication lines, network and Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned or leased by or licensed to a member of the Transferred Companies or their respective Subsidiaries.

“JPY” means the lawful currency of Japan.

“Knowledge of the Sellers” means the actual knowledge (assuming reasonable inquiry of all direct reports) of the Persons specified in Schedule 9.1(a).

“Labor Contract” has the meaning set forth in Section 2.15.

“Laws” has the meaning set forth in Section 2.13(a).

“Liability” means, with respect to any Person, any liability, debt, penalty, assessment, damage, fine, or obligation of such Person, whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Licenses” has the meaning set forth in Section 4.8(c).

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, claim, charge, security interest, title retention, easement, right of first refusal or first offer, option lease or other encumbrance, restriction or similar right of others, including any agreement to grant or submit to any of the foregoing in the future (excluding, in the case of a security, any restriction on transfer of such security arising solely under federal, state or foreign securities Laws).

“Litigation” means any action, cease and desist letter, demand, suit, charge, arbitration proceeding, audit, investigation, examination, proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory, administrative or otherwise, in law or in equity, by or before any Governmental Authority.

“Look-Back Date” means January 1, 2018.

“Losses” means any and all damages, judgments, awards, Liabilities, losses, obligations, amounts paid in settlement, assessments, deficiencies, Taxes, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Marks” means trademarks, service marks, trade names and trade dress, and all other indicia of source or origin, together with all goodwill associated therewith.

“Material Adverse Effect” means any event, circumstance, fact, condition, occurrence, development, change or effect that, individually or in the aggregate, is or would reasonably be expected to result in (a) a material adverse effect on the Business or the assets, properties, condition (financial or otherwise), Liabilities or results of operations of the Transferred Companies and their respective Subsidiaries, taken as a whole or (b) the prohibition, material impairment or material delay of the ability of the Sellers to consummate the transactions contemplated hereby; provided that solely with respect to the foregoing clause (a) any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change in economic, regulatory or political conditions generally, including any governmental shutdown or slowdown, or conditions in the capital and financial markets generally, including changes in interest or exchange rates, (ii) any change generally affecting the industry, industry sectors or geographic sectors in which the Business operates, (iii) any promulgation or enactment of, implementation of, enforcement of, change in interpretation of, change in implementation of, or change in enforcement of, any Laws or accounting standards (including GAAP) or governmental policy, (iv) conditions in jurisdictions in which the Business operates, including hostilities, acts of war (whether declared or undeclared), curfews, riots, demonstrations or public disorders, sabotage, terrorism, military actions or other armed conflicts or any escalation or worsening of any of the foregoing, (v) any epidemic, pandemic or disease outbreak (including COVID-19) or other health crisis or public health event, or any worsening of any of the foregoing, (vi) any COVID-19 Measures, (vii) any change relating to or arising from the negotiation or authorized announcement of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyer, and including any actions taken by the Subject Companies’ customers, suppliers, distributors, partners, personnel, labor unions or regulators or self-regulating organizations, or any Litigation resulting or arising therefrom (provided, that this clause (vii) shall not exclude any impact resulting from a breach of or inaccuracy in any representation or warranty contained in Section 2.2(b) or Section 2.3 or any other non-contravention representation or warranty contained in Article 2 or any breach of or non-compliance with any covenant in Section 4.1), (viii) any hurricane, super storm, flood, tornado, earthquake or other natural disaster or any other force majeure event, whether or not caused by any Person or any national or international calamity or crisis, (ix) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyer’s written consent or not taken because Buyer unreasonably withheld, delayed or conditioned its written consent, (x) any action taken by Buyer and any of its Affiliates, agents or representatives, (xi) the failure of the Business to achieve any budgets, financial projections, predictions, estimates, plans or forecasts of profits, revenue, earnings, sales or other financial performance measures or operating statistics (it being understood that for purposes of this clause (xi), the changes or effects underlying or giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (xii) any actions taken by the Sellers, the Transferred Companies, Buyer or their respective Affiliates that are permitted, required or otherwise contemplated by this Agreement to obtain approval or consent from any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement or (xiii) any change in the credit rating of the Transferred Companies or any of their respective Subsidiaries or any of their respective securities(it being understood that for purposes of this clause (xiv), the changes or effects underlying or giving rise to such change in credit rating that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv), (v), (vi) and (viii) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change or effect has a materially disproportionate effect on the Transferred Companies or any of their respective Subsidiaries, taken as a whole, relative to other companies in the industry in which the Business operates.

“Material Customer” has the meaning set forth in Section 2.21.

“Material Contract” has the meaning set forth in Section 2.9(a).

“Material Supplier” has the meaning set forth in Section 2.21.

“Measurement Time” means 11:59 p.m. local time at the applicable Sellers’ location on the day immediately prior to the Closing Date.

“New Benefit Plans” has the meaning set forth in Section 4.5(c).

“NOK” means the lawful currency of Norway.

“Non-U.S. Company Plan” means each Company Plan that primarily covers current or former employees, officers, managers, directors or other service providers of the Transferred Companies or their respective Subsidiaries based outside of the United States and/or which is governed by the laws of any jurisdiction outside of the United States.

“Non-U.S. Target Companies” has the meaning set forth on Exhibit E.

“Old Benefit Plans” has the meaning set forth in Section 4.5(c).

“Order” means any writ, judgment, decree, order, injunction, ruling, stipulation, decision, verdict or award of or issued by a Governmental Authority (in each case whether preliminary or final).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Transferred Companies or their respective Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 2.10(a).

“Payoff Letters” means, in respect of each item of Closing Date Payoff Indebtedness, a customary payoff letter, termination statement, release and/or similar evidence of termination and related Lien release documentation, duly executed by the applicable lender or secured party thereof, in each case, in form and substance customary and appropriate for the Closing Date Payoff Indebtedness and jurisdiction in question and reasonably satisfactory to Buyer.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business with respect to amounts that are not delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements, in each case, imposed by any Governmental Authority having jurisdiction over real property which are not violated by the current use and operation of such real property and do not materially and adversely impact the current use of the affected property, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property that do not adversely affect the current use of the real property in any material respect, (v) any state of facts which an accurate survey or inspection of real property would disclose and which, individually and in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (vi) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof that are non-monetary in nature and do not adversely affect the current use of the real property in any material respect, (vii) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases that do not materially impair the use of the real property or materially impair the operation of the Business, (viii) other encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, in each case affecting real property, which do not materially impair, individually or in the aggregate, (A) the current use or operation of real property, (B) the current occupancy of such real property or (C) the current value of such real property, (ix) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (x) Liens securing rental payments under leases classified as finance leases in accordance with GAAP and purchase money obligations, (xi) Liens of licensors arising out of any license, sublicense or cross license of Intellectual Property and Liens that are customary contractual rights of setoff relating to deposit accounts or relating to purchase orders and other agreements entered into with customers and clients in the ordinary course of business and (xii) Liens incurred under or in connection with the Credit Facilities and contracts entered into in connection therewith that will be released in their entirety at or prior to the Closing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity or organization (whether or not a legal entity and whether foreign or domestic), including a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending at the completion of the Closing Date.

“Premium Cap” has the meaning set forth in Section 4.9(c).

“Privileged Deal Communications” has the meaning set forth in Section 8.12(b).

“Prohibited Amendment” has the meaning set forth in Section 4.11(b).

“Pulp Supply Agreement” means the Pulp Supply Agreement in the form attached hereto as Exhibit C.

“R&W Policy” has the meaning set forth in Section 4.10.

“RCS” means the Luxembourg trade and companies register (Registre de Commerce et des Sociétés).

“Real Property Leases” has the meaning set forth in Section 2.10(b).

“Reference Date” has the meaning set forth in Section 2.8.

“Regarded Non-U.S. Subsidiaries” has the meaning set forth on Exhibit E.

“Registered Intellectual Property” has the meaning set forth in Section 2.11(a).

“Representatives” means, with respect to any Person, the officers, directors (or equivalent), principals, employees, agents, auditors, counsel, advisors, bankers and other representatives of such Person.

“Required Amount” has the meaning set forth in Section 3.4.

“Required Information” means (x) the financial statements regarding the Personal Care Division of Domtar Corporation necessary to satisfy the conditions set forth in paragraph 6 of the Conditions Exhibit attached to the Debt Commitment Letter as of the date hereof and (y) such other information (financial or otherwise) relating to the Subject Companies to be used in the preparation of one or more information packages or offering memoranda regarding the business, operations, assets, liabilities, financial position, financial projections and prospects of the Subject Companies to the extent reasonably requested by Buyer in connection with the Debt Financing and customary for the arrangement of loans contemplated by the Debt Financing.

“Resolution Period” has the meaning set forth in Section 1.3(d).

“Securities” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in the Section 3.6.

“SEK” means the lawful currency of Sweden.

“Seller Counsel” has the meaning set forth in Section 8.12(a).

“Seller Designated Account(s)” has the meaning set forth in Section 1.2(b).

“Seller Group” means the Sellers and their respective Affiliates, excluding any of the Transferred Companies or any of their respective Subsidiaries.

“Seller Guaranty” means any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by a member of the Seller Group in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential Losses or obligation of the Transferred Companies or their respective Subsidiaries to such third party.

“Seller Marks” means any and all Marks owned by the Sellers or their respective Affiliates (other than the Transferred Companies or their Subsidiaries), including as set forth in Schedule 4.8, and any Marks confusingly similar thereto.

“Seller Parties” means the Sellers, any of their respective Affiliates, and any of the foregoing Persons’ respective Representatives.

“Seller Plan” means each Benefit Plan that a Seller or any of its Subsidiaries (other than the Transferred Companies and their respective Subsidiaries) sponsors, maintains, contributes (or is required to contribute) to, or to which Seller or any of its Subsidiaries (other than the Subject Companies) has any liability, contingent or otherwise, in each case, for the benefit of the Business Employees.

“Seller Sharing Amount” has the meaning set forth in Schedule 8.1(b).

“Sellers” has the meaning set forth in the Preamble.

“Solvent” has the meaning set forth in Section 3.5.

“Spanish Grants” has the meaning set forth in Section 4.16.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subject Company” means the Transferred Companies and each of their respective Subsidiaries.

“Subsidiary” means, with respect to any Person, any entity of which securities or other Equity Interests (i) having ordinary voting power to elect a majority of the board of directors (or equivalent) or other persons performing similar functions or (ii) representing fifty (50) percent or more of such securities or Equity Interests are at the time directly or indirectly owned by such Person.

“Subsidiary Securities” has the meaning set forth in Section 2.5(b).

“Target Closing Working Capital” means $130,000,000.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, escheat, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, imposts, levies, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Insurance Policy” means that certain Tax Insurance Policy issued by Lloyd’s Insurance, Policy No. AMB00943, issued on May 10, 2012.

“Tax Matters” has the meaning set forth in Section 5.6(a).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return, filed or required to be filed with a Government Authority, including any amendment thereof or attachment thereto, relating to Taxes.

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Termination Payments” has the meaning set forth in Section 7.3(a).

“Transferred Companies” has the meaning set forth in the Recitals.

“Transferred Company Securities” has the meaning set forth in Section 2.4(b).

“Transfer Taxes” has the meaning set forth in Section 5.8.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit D.

“Treasury Regulations” means the regulations prescribed under the Code.

“Union” means any union, works council, or other employee representative body.

“U.S. Company Plan” means a Company Plan that is not a non-U.S. Company Plan.

“U.S. Dollars” means the lawful currency of the United States.

“US Holdco” has the meaning set forth in the Recitals.

“US Holdco Securities” has the meaning set forth in the Recitals.

“U.S. Target Companies” means Attends Healthcare Products, Inc., Domtar Personal Care Absorbent Hygiene Inc. and Home Delivery Incontinent Supplies Co.

“WARN” has the meaning set forth in Section 4.5(e).

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

“Zither” has the meaning set forth in the Recitals.

“Zither Shares” has the meaning set forth in the Recitals.

Section 9.2 Construction. Unless the express context otherwise requires:

(a) any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter;

(b) the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the words “party” or “parties” shall refer to parties to this Agreement;

(d) the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

(e) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified;

(f) all Exhibits, Schedules and the Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or the Disclosure Schedules but not otherwise defined therein shall have the meaning given to such term in this Agreement;

(g) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;

(h) the term “dollars” and the symbol “$” mean U.S. Dollars;

(i) U.S. Dollars are the sole currency of account and payment for all sums payable under or in connection with any contract that is the subject matter of Section 2.9(a) and Section 4.1. Any amounts receivable or that have been received or recovered under such contracts in a currency other than U.S. Dollars by any Person in respect of any sum expressed to be due to it shall be deemed (solely for purposes of Section 2.9(a) and Section 4.1 and not, for the avoidance of doubt, for any other purpose hereunder) converted to U.S. Dollars based on the following exchange rates: 1 EUR to 1.1783 U.S. Dollar; 1 GBP to 1.2999 U.S. Dollar; 1 SEK to 0.1137 U.S. Dollar; 1 NOK to 0.1076 U.S. Dollar; 1 CHF to 1.0995 U.S. Dollar; and 1 JPY to 0.0095 U.S. Dollar.

(j) references in this Agreement to the “United States” or “U.S.” mean the United States of America and its territories and possessions;

(k) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import;

(l) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(m) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP;

(n) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(o) references to any agreement or contract are to that agreement or contract, together with all exhibits, annexes and schedules thereto, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(p) references to any Person include the successors and permitted assigns of that Person;

(q) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively;

(r) references to a Law means such Law as amended or supplemented from time to time and includes, with respect to legislation any successor legislation thereto and any regulations promulgated thereunder;

(s) references to documents, materials or information being “made available” or “delivered” (or terms of similar import) shall mean that any such document, material or information was (i) actually delivered to Buyer or (ii) posted as of 11:59 a.m. (Eastern Time) on the date that is one (1) Business Days prior to the date of this Agreement in the electronic data room with respect to the transactions contemplated by this Agreement hosted by Datasite (the “Data Room”);

(t) wherever the phrases “ordinary course of business”, “ordinary course” or phrases of similar import are used herein, such phrases shall be deemed to mean the ordinary course of business of the applicable Person substantially consistent with past practices;

(u) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(v) the parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

DOMTAR AI INC.

By	/s/ Daniel Buron
Name: Daniel Buron
Title: Treasurer

DOMTAR LUXEMBOURG INVESTMENTS SÀRL

By	/s/ Marcy Lemieux
Name: Marcy Lemieux
Title: Class A Manager

By	/s/ Emmanuel Réveillaud
Name: Emmanuel Réveillaud
Title: Class B Manager

JOURNEY PERSONAL CARE CORP.

By	/s/ Justin Fish
Name: Justin Fish
Title: President

DOMTAR CORPORATION

By	/s/ John D. Williams
Name: John D. Williams
Title: President and Chief Executive Officer

By executing this Agreement, Zither, in accordance with article 710-13 of the Luxembourg act of 10 August 1915 on commercial companies (as amended), and article 1690 of the Luxembourg Code Civil, accepts and acknowledges the transfer of the Zither Shares from the Sellers to Buyer and undertakes to record or cause to be recorded, on the Closing Date, in its register the ownership of Buyer in respect of the Zither Shares.

Zither L Investment Sàrl

By	/s/ Marcy Lemieux
Name: Marcy Lemieux
Title: Class A Manager

By	/s/ Emmanuel Réveillaud
Name: Emmanuel Réveillaud
Title: Class B Manager